Exhibit 2.3

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

BY AND AMONG

WINDSTREAM CORPORATION,

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.,

WELSH, CARSON, ANDERSON & STOWE IX, L.P.,

WCAS CAPITAL PARTNERS III, L.P.,

REGATTA HOLDING I, L.P.,

REGATTA HOLDING II, L.P.

AND

REGATTA HOLDING III, L.P.

DATED AS OF AUGUST 16, 2007

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3.19	Transactions with Affiliates	25
3.20	Insurance	25
3.21	Assets of the Division	25
3.22	Newly Formed Entity	26
3.23	Brokers	26
3.24	NO OTHER REPRESENTATIONS	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENTS AND WCAS SUBS		26

4.1	Organization; Authority	26
4.2	No Violation; Consents and Approvals	27
4.3	Title to Exchanged WIN Shares	27
4.4	Litigation	28
4.5	Capitalization of Division	28
4.6	Acquisition of the Holdings Shares for Investment	29
4.7	Investigation by the WCAS Subs	29
4.8	Brokers	29

ARTICLE V COVENANTS OF THE PARTIES		29

5.1	Conduct of the Division	29
5.2	Access to Information Prior to the Closing; Confidentiality; Cooperation	32
5.3	Commercially Reasonable Efforts	33
5.4	Consents	33
5.5	Antitrust Notification	34
5.6	Public Announcements	34
5.7	Supplemental Disclosure; Notice	35
5.8	Records	35
5.9	Financial Statements	36

ARTICLE VI ADDITIONAL AGREEMENTS		36

6.1	Continuing Division Employees; Employee Benefits	36
6.2	Certain Agreements	39
6.3	Workers’ Compensation	39
6.4	Use of WIN’s Name and Logo	39
6.5	ALLTEL Non-Solicitation	40
6.6	Termination of WCAS Securityholders Agreement	40

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE PARTIES		41

7.1	Mutual Conditions	41
7.2	Conditions to the Obligations of WIN	42
7.3	Conditions to the Obligations of the WCAS Subs	43

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ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		44

8.1	Termination	44
8.2	Procedure and Effect of Termination	45
8.3	Amendment and Modification	45

ARTICLE IX SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		46

9.1	Survival of Representations	46
9.2	WIN’s Agreement to Indemnify	46
9.3	WIN’s Limitation of Liability	47
9.4	WCAS Subs’ Agreement to Indemnify	47
9.5	WCAS Subs’ Limitation of Liability	47
9.6	Procedures for Indemnification With Respect to Third-Party Claims	48
9.7	Other Claims	49
9.8	Sole Remedy.	49
9.9	Exclusivity of Tax Sharing Agreement	50

ARTICLE X MISCELLANEOUS		50

10.1	Fees and Expenses	50
10.2	Further Assurances	51
10.3	Notices	51
10.4	Entire Agreement	52
10.5	Severability	52
10.6	Binding Effect; Assignment	52
10.7	No Third-Party Beneficiaries	52
10.8	Counterparts	52
10.9	Interpretation	52
10.10	Jurisdiction; Waiver of Jury Trial	53
10.11	Governing Law	53
10.12	Specific Performance	54
10.13	Waivers	54
10.14	The Parents’ Guaranty	54
10.15	Defined Terms	55

SCHEDULE I RESTRUCTURING TRANSACTIONS		I-1

SCHEDULE II EXCHANGED WIN SHARES		II-1

EXHIBIT A PUBLISHING AGREEMENT
EXHIBIT B WIN TRANSITION SERVICES AGREEMENT
EXHIBIT C BILLING AGREEMENT
EXHIBIT D1 LEASE AGREEMENT (MATTHEWS, NORTH CAROLINA)
EXHIBIT D2 LEASE AGREEMENT (LINCOLN, NEBRASKA)
EXHIBIT E TAX SHARING AGREEMENT
EXHIBIT F HOLDINGS EXCHANGE DEBT

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SHARE EXCHANGE AGREEMENT

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT, dated as of August 16, 2006 (the “Agreement”), by and among WINDSTREAM CORPORATION, a Delaware corporation (“WIN”), WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership, WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership, WCAS CAPITAL PARTNERS III, L.P., a Delaware limited partnership (each a “Parent” and collectively, the “Parents”), REGATTA HOLDING I, L.P., a Delaware limited partnership, REGATTA HOLDING II, L.P., a Delaware limited partnership, REGATTA HOLDING III, L.P., a Delaware limited partnership (each a “WCAS Sub” and together the “WCAS Subs”).

RECITALS

WHEREAS, WIN is engaged through its indirect wholly-owned subsidiary, Windstream Yellow Pages, Inc., an Ohio corporation (the “Company”), and the Company’s wholly-owned subsidiary, Windstream Listing Management, Inc., a Pennsylvania corporation (“WLM” and, together with the Company, the “Division Subsidiaries”) in the business of designing, publishing, marketing, distributing and selling advertising in print, Internet and other directories in the United States (the “Division”);

WHEREAS, WIN is the record and beneficial owner of all of the shares of common stock, par value $0.01 per share (the “Holdings Shares”), of Windstream Regatta Holdings, Inc., a Delaware corporation newly formed by WIN for the purpose of engaging in the transactions contemplated hereby (“Holdings”);

WHEREAS, at or prior to the Closing (as defined herein) of the transactions contemplated hereby, (i) pursuant to certain restructuring transactions, as more fully described in Schedule I attached hereto, including one or more distributions and/or contributions of assets and/or equity securities, WIN will contribute, or cause to be contributed, to the Division Subsidiaries certain assets and liabilities related to the business of the Division and will cause the stock of the Company to be held directly by WIN (collectively, the “Restructuring Transactions”), and (ii) WIN will contribute, or cause to be contributed, to Holdings all of the issued and outstanding capital stock of the Company and certain other assets such that, from and after consummation of such restructuring transactions and contributions, all of the right, title and interest in and to all of the (1) assets, properties and rights primarily used by or primarily held for use in and (2) liabilities primarily associated with, in each case, the operation of the business of the Division, will be held, directly or indirectly, by Holdings, and in exchange for the contribution to Holdings, directly or indirectly, of all of the issued and outstanding capital stock of the Company, Holdings will issue to WIN the Holdings Shares, distribute to WIN the Holdings Exchange Debt (as defined herein) and pay to WIN the Special Dividend (as defined herein) (which WIN intends to distribute to stockholders and/or transfer to creditors in pursuance of the plan of reorganization that includes the Contribution) all upon the terms and subject to the conditions set forth herein (the transactions described in this clause (ii) are collectively referred to herein as the “Contribution”);

WHEREAS, following the consummation of the Restructuring Transactions and the Contribution, upon the terms and subject to the conditions set forth in this Agreement, at the Closing each WCAS Sub will transfer to WIN the number of shares of common stock, par value $0.0001 per share, of WIN (“WIN Common Stock”) set forth opposite such WCAS Sub’s name on Schedule II attached hereto in exchange for the number of Holdings Shares set forth opposite such WCAS Sub’s name on Schedule II attached hereto;

WHEREAS, the parties to this Agreement intend that the Contribution, together with the Debt Exchange (as defined herein), will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), that the exchange of the shares of WIN Common Stock held by each WCAS Sub for the Holdings Shares at the Closing will constitute a tax–free distribution of securities pursuant to Section 355 of the Code, and that this Agreement, together with all Ancillary Agreements, will constitute a “plan of reorganization” within the meaning of Sections 361 and 368 of the Code;

WHEREAS, the respective boards of directors or comparable authorized Person or body of WIN and each WCAS Sub have approved this Agreement and the respective boards of directors of WIN, Holdings and each WCAS Sub have approved the transactions contemplated hereby, and all necessary approvals of WIN, as the sole stockholder of Holdings have been obtained;

WHEREAS, on December 12, 2006, the parties hereto entered into a Share Exchange Agreement providing for the transactions contemplated hereby (the “Initial Agreement”) and such parties wish to enter into this Agreement, as of the date hereof, to amend and restate, and supersede in its entirety, the Initial Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Section 10.15 hereof.

TERMS

ARTICLE I

EXCHANGE

1.1 Transfer of Holdings Shares. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the “Closing”), WIN shall convey, assign, transfer and deliver to each WCAS Sub, and each such WCAS Sub shall receive and accept from WIN, all of WIN’s right, title and interest in and to the Holdings Shares set forth opposite such WCAS Sub’s name on Schedule II attached hereto, free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims and options (collectively, “Liens”).

1.2 Transfer of Exchanged WIN Shares. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid conveyance, assignment, transfer and delivery of the Holdings Shares at the Closing, each WCAS Sub shall convey, assign, transfer and deliver to WIN all of such WCAS Sub’s right, title and interest in and to the number of shares of WIN Common Stock set forth opposite such WCAS Sub’s name on Schedule II attached hereto, free and clear of all Liens (such shares of WIN Common Stock being collectively referred to herein as the “Exchanged WIN Shares”).

1.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of WIN at 4001 Rodney Parham Road, Little Rock, AR 72212, at 10:00 a.m., local time, on the date designated in writing by the Parents and the WCAS Subs pursuant to Section 2.6(a) hereof, which date shall not be prior to April 15, 2007 and shall be no later than sixty (60) days after the latest to occur of (i) the receipt by Holdings, WIN and the WCAS Subs of the Private Letter Rulings and the satisfaction of the conditions set forth in Sections 7.1(g), 7.1(h), 7.1(i), and 7.1(j) and (ii) the date on which WIN delivers to the WCAS Subs Audited Financial Statements for fiscal year 2006, as contemplated by Sections 1.4(f) and 5.9 hereof; provided that all other conditions set forth in Article VII are already satisfied or are capable of being satisfied at the Closing (subject to the satisfaction or waiver of all such conditions at the Closing), or at such other place, date and time as shall be agreed upon in writing by the parties hereto (the date on which the Closing is so scheduled to occur, the “Closing Date”). Notwithstanding the foregoing, the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 11:59 p.m. on the Business Day immediately prior to the date on which the Closing actually occurs (the “Effective Time”).

1.4 Deliveries by WIN. Prior to or at the Closing, WIN shall deliver or cause to be delivered to each WCAS Sub the following:

(a) stock certificate(s) representing the Holdings Shares, duly endorsed or accompanied by stock powers duly executed in blank;

(b) any cash payment required to be made by WIN pursuant to Section 1.6(a) hereof, by wire transfer of immediately available funds to an account designated by the WCAS Subs at least two (2) Business Days prior to the Closing Date;

(c) each of the Ancillary Agreements, duly executed by WIN or an Affiliate of WIN;

(d) the resignations of the officers and directors of Holdings and the Division Subsidiaries specified by the WCAS Subs in the notice delivered by the WCAS Subs pursuant to Section 2.3 hereof;

(e) evidence that all Liens (other than Permitted Liens) on all properties and assets of the Division Subsidiaries have been terminated;

(f) audited consolidated balance sheets of the Division as of December 31, 2006, December 31, 2005 and December 31, 2004, and related audited consolidated statements of income and cash flows of the Division for the twelve-month periods then ended (collectively, the “Audited Financial Statements”);

(g) the officer’s certificate referred to in Section 7.3(c) hereof; and

(h) all other documents, certificates, instruments or writings required to be delivered by WIN at or prior to the Closing pursuant to this Agreement.

1.5 Deliveries by the WCAS Subs. Prior to or at the Closing, the WCAS Subs shall deliver or cause to be delivered to WIN the following:

(a) stock certificate(s) representing the Exchanged WIN Shares, duly endorsed or accompanied by stock powers duly executed in blank;

(b) any cash payment required to be made by Holdings pursuant to Section 1.6(a) hereof, by wire transfer of immediately available funds to an account designated by WIN at least two (2) Business Days prior to the Closing Date;

(c) each of the Ancillary Agreements to which each WCAS Sub is a party, duly executed by each WCAS Sub;

(d) the officer’s certificate referred to in Section 7.2(c) hereof; and

(e) all other documents, certificates, instruments or other writings required to be delivered by the WCAS Subs at or prior to the Closing pursuant to this Agreement.

1.6 Net Working Capital Calculation and Adjustment.

(a) WIN shall, at least two (2) Business Days prior to the Closing Date, cause to be prepared and delivered to Holdings, with a copy to the WCAS Subs, a statement setting forth WIN’s good faith estimate as of the Effective Time of (i) the Net Working Capital of the Division (the “Estimated Net Working Capital”) and the components and calculation thereof; and (ii) the Division Indebtedness (the “Estimated Division Indebtedness”). As used herein, “Net Working Capital” shall mean (A) the sum of all current assets (other than (i) unbilled receivables, (ii) intercompany accounts receivable and (iii) directories in process) of the Division, as well as any Holdings Financing Expenses that have been incurred or paid by or on behalf of WIN or any of its Subsidiaries or Affiliates prior to the Effective Time, other than any such Holdings Financing Expenses that will remain liabilities or obligations of Holdings or the Division Subsidiaries after the Effective Time, less (B) the sum of all current liabilities (other than (i) all affiliates payable, including dividends accrued, (ii) publishing rights, and (iii) other deferred revenue), including any WIN Transaction Expenses that will remain liabilities or obligations of Holdings or the Division Subsidiaries after the Effective Time, but excluding any Holdings Financing Expenses that will remain liabilities or obligations of Holdings or the Division Subsidiaries after the Effective Time), of the Division, in each case determined in all respects in accordance with GAAP and in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements. For the avoidance of doubt, Net Working Capital shall be calculated prior to the application of any purchase accounting adjustments. If the Estimated Net Working Capital is greater than the Target Net Working Capital, then Holdings shall pay to WIN an amount in cash at the Closing equal to such excess; or (B) if the Estimated Net Working Capital is less than the Target Net Working Capital, then WIN shall pay to Holdings an amount in cash at the Closing equal to such deficit. WIN shall also pay to Holdings an amount in cash at the Closing equal to the Estimated Division Indebtedness.

(b) Within sixty (60) days after the Closing Date, Holdings shall cause to be prepared and delivered to WIN, with a copy to the WCAS Subs, a statement (the “Statement”) setting forth (i) the Net Working Capital, as of the Effective Time (the “Actual Net Working Capital”) and the amount by which the Actual Net Working Capital (A) exceeds the Estimated Net Working Capital (any such excess amount, the “Working Capital Excess Amount”) or (B) is less than the Estimated Net Working Capital (any such deficiency amount, the “Working Capital Deficiency Amount”); and (ii) the Division Indebtedness, as of the Effective Time (the “Actual Division Indebtedness”) and the amount by which the Actual Division Indebtedness (A) exceeds the Estimated Division Indebtedness (any such excess amount, the “WIN Division Indebtedness Excess Amount”) or (B) are less than the Estimated Division Indebtedness (any such deficiency amount, the “WIN Division Indebtedness Deficiency Amount”). Subject to Sections 1.6(c), (d) and (e) hereof, (i) Holdings shall, and the WCAS Subs shall cause Holdings to, pay to WIN the amount of any Working Capital Excess Amount and/or WIN Division Indebtedness Deficiency Amount and (ii) WIN shall pay to Holdings the amount of any Working Capital Deficiency Amount or any WIN Division Indebtedness Excess Amount, in each case, as finally determined pursuant to this Section 1.6. To the extent that netting the payments referenced in the preceding sentence results in a net payment by Holdings to WIN, the amount of such net payment shall be referred to herein as the “Excess Amount” and, to the extent that netting the payments referenced in the preceding sentence results in a net payment by WIN to Holdings, the amount of such net payment shall be referred to herein as the “Deficiency Amount.” The Statement shall be prepared in accordance with GAAP utilizing the accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.

(c) After receipt of the Statement, WIN shall have twenty (20) Business Days to review the Statement together with the workpapers used in its preparation. The Statement shall become final, conclusive and binding upon the parties on the twentieth Business Day following receipt thereof by WIN unless WIN gives written notice of its disagreement (a “Notice of Disagreement”) to Holdings prior to such date. Holdings shall, and the WCAS Subs shall cause Holdings to, give WIN and its representatives reasonable access, during normal business hours of Holdings, to all personnel, books and records of the Division as reasonably requested by WIN to assist it in its preparation of the Notice of Disagreement. Any Notice of Disagreement shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted, (ii) WIN’s calculation of the Net Working Capital as of the Effective Time, and (iii) WIN’s calculation of the amount of Division Indebtedness as of the Effective Time. In the event that WIN delivers a Notice of Disagreement to Holdings within the foregoing twenty (20) Business Day period, then the Statement shall become final, conclusive and binding upon the parties hereto on the date such parties resolve in writing any differences they have with respect to any matter properly included in the Notice of Disagreement pursuant to the dispute resolution procedures set forth herein or by mutual agreement of the parties. During the twenty (20) Business Days immediately following the receipt by Holdings of a Notice of Disagreement, the respective Chief Financial Officers of Holdings and WIN shall negotiate in good faith to resolve any issues properly included in a Notice of Disagreement. During such period, Holdings shall have full access to the work papers of WIN prepared in connection with WIN’s preparation of the Notice of Disagreement. At the end of such 20-Business Day period, at the request of WIN or Holdings, any and all matters which remain in dispute and which were included in the Notice of Disagreement shall be submitted to KPMG LLP (the “Accounting Firm”) for a binding resolution. The fees and expenses of the Accounting Firm shall be paid one-half by WIN and one-half by Holdings and the WCAS Subs.

(d) The Accounting Firm shall determine and report in writing to WIN and Holdings, with a copy to the WCAS Subs, as to the resolution of all disputed matters submitted to the Accounting Firm and the effect of such determinations on the Statement within ten (10) Business Days after such submission or such longer period as the Accounting Firm may reasonably require, and such determinations shall be final, conclusive and binding as to WIN, Holdings and their respective Affiliates, including the WCAS Subs. In resolving any disputed item, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator: (i) shall limit its review to matters specifically set forth in such Notice of Disagreement delivered pursuant to Section 1.6(c) as a disputed item (other than matters thereafter resolved by mutual written agreement of WIN and Holdings), (ii) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and has been prepared in accordance with GAAP utilizing the accounting principles, practices, methodologies and policies used in preparation of the Financial Statements, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any other party in the Statement or the Notice of Disagreement delivered pursuant to Section 1.6(c). WIN and Holdings shall, and the WCAS Subs shall cause Holdings to, each furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as the Accounting Firm may reasonably request.

(e) At such time as the Statement becomes final, conclusive and binding upon WIN, Holdings and their respective Affiliates, including the WCAS Subs, in accordance with this Section 1.6, the Statement shall become the “Conclusive Statement”. If the Conclusive Statement contains a Deficiency Amount, then WIN shall pay to Holdings an amount in cash equal to such Deficiency Amount. If the Conclusive Statement contains an Excess Amount, then Holdings shall, and the WCAS Subs shall cause Holdings to, pay to WIN an amount in cash equal to such Excess Amount. All payments to be made pursuant to this Section 1.6 shall be made on the second Business Day following the date on which the Statement becomes the Conclusive Statement pursuant to this Section 1.6. Any payment required to be made by WIN or Holdings pursuant to this Section 1.6 shall bear interest from the date such payment is finally determined pursuant to Section 1.6(c) or (e), as applicable, through the date of payment at the Interest Rate, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

(f) For purposes of this Agreement, Taxes (including deferred Tax assets and liabilities) shall not be included as assets or liabilities for purposes of determining Estimated Net Working Capital or Actual Net Working Capital. Liabilities, assets, pre-payments, refunds and credits with respect to Taxes shall be governed by and allocated solely in accordance with the Tax Sharing Agreement.

ARTICLE II

RELATED MATTERS

2.1 Ancillary Agreements. Prior to or at the Closing, WIN and the WCAS Subs (or the respective Subsidiaries or Affiliates of WIN and the WCAS Subs identified in the clauses below) shall enter into the following ancillary agreements, substantially in the form of the agreements set forth in Exhibit A, Exhibit B, Exhibit C, Exhibits D1 and D2 and Exhibit E, respectively[, it being acknowledged and agreed that certain exhibits and schedules to, and terms and provisions of (including the list of transition services to be provided under the WIN Transition Services Agreement), the forms of Ancillary Agreements attached to this Agreement, as and to the extent noted in such Exhibits, are preliminary in nature and the Parties shall use their respective reasonable best efforts to develop and agree upon definitive versions of such exhibits, schedules, terms and provisions prior to the Closing:

(a) Publishing Agreement among WIN, the WCAS Subs and the Company, substantially in the form of the agreement set forth in Exhibit A attached hereto, pursuant to which, among other things, WIN will name the Company as its exclusive official print directory publisher of print listings and classified advertisements of its wireline telephone customers in the geographic areas in which WIN or its Affiliates are the incumbent telecom provider as of the date of this Agreement for a period of 50 years, all upon the terms and subject to the conditions set forth therein (the “Publishing Agreement”);

(b) Transition Services Agreement between WIN (or one or more of its designated Affiliates) and one or more of the Division Subsidiaries, substantially in the form of the agreement set forth in Exhibit B attached hereto, pursuant to which, among other things, WIN will provide, or cause to be provided, to the Division certain transition services, as set forth therein, for the time periods set forth therein, upon the terms and subject to the conditions set forth therein (the “WIN Transition Services Agreement”);

(c) Billing and Collection Agreement between Windstream Communications, Inc. and one or more of the Division Subsidiaries, substantially in the form of the agreement set forth in Exhibit C attached hereto, pursuant to which, among other things, WIN will provide, or cause to be provided, to the Division certain billing services (including certain limited pre-delinquency collection services), as set forth therein, for the time periods set forth therein, upon the terms and subject to the conditions set forth therein (the “Billing Agreement”);

(d) Lease Agreements between WIN (or one or more of its designated Affiliates) and one or more of the Division Subsidiaries, substantially in the form of the agreements set forth in Exhibits D1 and D2 attached hereto, pursuant to which, among other things, WIN will lease to the Division certain Real Property (the “Lease Agreements”); and

(e) Tax Sharing Agreement among WIN, Holdings and the WCAS Subs, substantially in the form of the agreement set forth in Exhibit E attached hereto, pursuant to which, among other things, WIN, Holdings and the WCAS Subs will agree upon the allocation of responsibility for certain Taxes arising before and after the Effective Time, agree to indemnify each other for certain related liabilities and provide for certain covenants and agreements relating to Taxes (the “Tax Sharing Agreement” and, collectively with the Publishing Agreement, the WIN Transition Services Agreement, the Billing Agreement and the Lease Agreements, the “Ancillary Agreements”).

2.2 Intercompany Obligations; Affiliate Agreements; Certain Other Intercompany Matters.

(a) Except as set forth on Section 2.2(a) of the disclosure letter delivered by WIN to the WCAS Subs contemporaneously with the execution of this Agreement and attached hereto and made a part hereof (the “Disclosure Letter”), as of the Closing Date, WIN, Holdings and any Division Subsidiaries shall cause all Intercompany Agreements to be terminated in all respects such that there is no cost or liability thereunder on the part of Holdings or any Division Subsidiary.

(b) In furtherance and not in limitation of subsection (a) of this Section 2.2 or any other provision of this Agreement, all Intercompany Indebtedness outstanding on the date hereof and not repaid at or prior to the Closing or incurred after the date hereof and not repaid at or prior to Closing shall be cancelled, or, at WIN’s election, contributed to Holdings or one of the Division Subsidiaries, immediately prior to the Closing such that, at the Effective Time, no such Intercompany Indebtedness shall be outstanding. As used herein, the term “Intercompany Indebtedness” shall mean, without duplication, (a) the aggregate principal amount of all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, together with accrued and unpaid interest thereon, and (b) all accounts payable, in each case, between Holdings or any Division Subsidiary, on the one hand, and WIN or any of its Subsidiaries or Affiliates (other than Holdings or any Division Subsidiary), on the other hand.

(c) Except as provided in the Ancillary Agreements or as set forth on Section 2.2(c) of the Disclosure Letter, on or prior to the Closing Date, all data processing, accounting, insurance, banking, personnel, legal, tax, communications and other products or services provided to Holdings or any Division Subsidiary (i) by WIN or any of its Subsidiaries or Affiliates (other than Holdings or any Division Subsidiary), (ii) pursuant to any contract between WIN or any of its Subsidiaries or Affiliates (other than Holdings or any Division Subsidiary) and any third party under which goods or services are provided to any Division Subsidiary and which would constitute a Material Contract if any Division Subsidiary were a party to or bound by such contract as of the date hereof, or (iii) by Holdings or either Division Subsidiary to WIN or any of its Subsidiaries or Affiliates (other than Holdings or any other Division Subsidiary), including any agreements or understandings (written or oral) with respect thereto, will terminate or (in the case of clause (ii) above), subject to receiving any required consents, be assigned in whole (in the case of contracts relating solely to the business of the Division Subsidiaries) or in part (in the case of contracts not relating solely to the business of the Division Subsidiaries) to one or more of the Division Subsidiaries. On and after the Closing Date, the WCAS Subs shall be solely responsible for the operation of the Division, except as otherwise specifically provided in the WIN Transition Services Agreement or any of the other Ancillary Agreements.

2.3 Resignations. At the Closing, to the extent requested in writing by the WCAS Subs at least five (5) Business Days prior to the Closing Date, WIN shall cause to be delivered to the WCAS Subs and the Company duly executed resignations from the officers and directors of Holdings and each Division Subsidiary specified by the WCAS Subs, effective as of the Closing, and shall take such other action as is necessary to accomplish the foregoing.

2.4 Guaranties. WIN shall use its commercially reasonable efforts to cause the release in respect of all obligations of Holdings or the Division Subsidiaries under each of the guaranties, letters of credit and similar obligations of Holdings or the Division Subsidiaries (including leases of real and personal property) for the benefit of WIN or any of its Subsidiaries or Affiliates (other than Holdings or the Division Subsidiaries) or any supplements, amendments or modifications thereto in accordance with this Agreement (collectively, the “Guaranties”), all of which Guaranties are set forth in Section 2.4 of the Disclosure Letter. WIN shall take all actions that are necessary to comply with this Section 2.4 as promptly as practicable after the date hereof and shall keep the WCAS Subs reasonably informed of any developments associated therewith. Section 2.4 of the Disclosure Letter sets forth a list of all Guaranties of Holdings or the Division Subsidiaries.

2.5 Related Transactions.

(a) At or prior to the Effective Time, WIN shall, or shall cause its Subsidiaries to, consummate the following related transactions:

(i) WIN shall consummate the Restructuring Transactions and the Contribution;

(ii) In consideration of the Contribution, WIN shall cause Holdings to issue to WIN certain debt obligations of Holdings, having substantially the terms set forth in Exhibit F attached hereto (the “Holdings Exchange Debt”), in an aggregate principal amount equal to Two-Hundred Fifty Million Five Hundred Thousand Dollars ($250,500,000) less the amount of the Special Dividend paid by Holdings to WIN pursuant to Section 2.5(a)(iii) hereof; and

(iii) WIN shall cause Holdings to distribute to WIN, as a special dividend (the “Special Dividend”), cash in an amount not in excess of WIN’s tax basis in the Division Subsidiaries as of the date of such Special Dividend (which WIN intends to distribute to its stockholders and/or transfer to creditors in pursuance of the plan of reorganization that includes the Contribution), as set forth in a written notice to be delivered by WIN to Holdings and the WCAS Subs not less than 40 days prior to the Closing.

(b) At or prior to the Effective Time, but after completion of the actions contemplated in Section 2.5(a) hereof, WIN shall use its reasonable best efforts to: (i) enter into all necessary or appropriate arrangements regarding the exchange of, and, provided an exchange agreement is entered into among WIN and holders of outstanding WIN Debt, effect the exchange of, the Holdings Exchange Debt for outstanding WIN debt obligations (the “WIN Debt”) held by one or more creditors of WIN (the “Debt Exchange”); (ii) enter into all necessary or appropriate arrangements regarding the sale of, and effect the sale of, the WIN Debt expected to be received by WIN in the Debt Exchange for cash in an amount equal to the aggregate Fair Market Value of the WIN Debt as of the date of such sale; and (iii) immediately thereafter use the cash proceeds expected to be received by WIN pursuant to clause (ii) immediately above to retire such WIN Debt.

2.6 Coordination of Holdings Financing and Debt Exchange.

(a) WIN and the WCAS Subs shall, and the Parents shall cause the WCAS Subs to, cooperate with respect to and use their respective reasonable best efforts to effect the issuance and expected subsequent sale by creditors of WIN of the Holdings Exchange Debt, the implementation of a new senior credit agreement for Holdings pursuant to which the Holdings Exchange Debt may be incurred (the “Holdings Credit Agreement”) and/or the issuance and sale of certain Senior Subordinated Notes of Holdings, in each case, substantially on the terms set forth in Exhibit F attached hereto, and the issuance and sale of such Indebtedness of Holdings as may be necessary or desirable in order to enable Holdings to pay the Special Dividend and WIN to consummate the Debt Exchange (collectively, the “Holdings Financing”). The WCAS Subs shall be responsible for the selection of the lenders under the Holdings Credit Agreement, the syndication and placement of the Holdings Exchange Debt or, if applicable, the selection of the initial purchasers for the offering and placement of the Holdings Exchange Debt and the negotiation of all related documentation, including the preparation of all offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by the WCAS Subs to be used in connection with consummating the Holdings Financing and the expected sale of the Holdings Exchange Debt. WIN shall be responsible, in coordination with the WCAS Subs, for the identification and selection of the WIN creditors with which any Debt Exchange shall be effected and the preparation of all related documentation; provided, however, that the terms of the Debt Exchange, including all related documentation, the aggregate principal amount of WIN Indebtedness to be received by WIN in exchange for the Holdings Exchange Debt and all other material terms and conditions of the Debt Exchange shall be negotiated solely by WIN; and provided further, that the Debt Exchange shall be effected in all respects in a manner consistent with the terms of the Private Letter Rulings; and provided further that the WCAS Subs shall not be deemed to act as agents of WIN in connection with the Debt Exchange. WIN, each of the Parents and each of the WCAS Subs hereby acknowledge and agree that (i) Holdings shall incur the Holdings Exchange Debt, in consideration of the Contribution, on such date as the WCAS Subs shall designate following the latest to occur of (A) receipt by WIN, Holdings and the WCAS Subs of the Private Letter Rulings and the satisfaction of the conditions set forth in Sections 7.1(g), 7.1(h), 7.1(i), and 7.1(j) hereof and (B) the date on which WIN delivers to the WCAS Subs Audited Financial Statements for fiscal year 2006, as contemplated by Sections 1.4(f) and 5.9 hereof, but in any event within sixty (60) days thereafter (with the Parents and the WCAS Subs to notify WIN in writing of the projected Closing Date not less than five (5) Business Days prior thereto, provided, however, that, notwithstanding the foregoing, the Closing shall not take place prior to April 15, 2007), and (ii) the Holdings Exchange Debt shall be issued on such terms as will enable WIN, upon receipt of the Holdings Exchange Debt, to exchange such Holdings Exchange Debt for an equivalent Fair Market Value of WIN Indebtedness held by WIN’s creditors. Without limiting the generality of this Section 2.6(a), WIN shall, and WIN shall cause Holdings to, issue the Holdings Exchange Debt in accordance with the immediately preceding sentence, subject to the responsibilities of the WCAS Subs set forth in the second sentence of this Section 2.6(a). The parties hereto further acknowledge and agree that Holdings shall issue the Holdings Exchange Debt on such prevailing terms, including with respect to applicable interest rate and covenants, as are then available, and adverse changes in such prevailing terms shall not excuse any of the parties from proceeding with the issuance of the Holdings Exchange Debt in accordance with this Section 2.6(a).

(b) WIN shall, and shall cause Holdings and each of the Division Subsidiaries to, use its reasonable best efforts to cause the respective employees, accountants, counsel and other representatives of WIN and Holdings to reasonably cooperate with the WCAS Subs and their representatives in carrying out the transactions contemplated by the Holdings Financing and in delivering all documents and instruments deemed reasonably necessary by the WCAS Subs (including providing standard accountants’ “comfort” letters and legal opinions and otherwise cooperating and assisting in satisfying the conditions to the Holdings Financing and assisting with the consummation of the Holdings Financing, including by (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies in connection with the syndication or marketing of the Holdings Credit Agreement and the expected consummation of the placement and sale of the Holdings Exchange Debt received by the exchanging creditors in the Debt Exchange and any other debt securities of Holdings that may be issued or sold to finance the payment of the Special Dividend (collectively, the “Holdings Debt Offering”), (ii) providing direct contact between prospective lenders and the officers and directors of each of WIN and Holdings, (iii) preparing business projections and financial statements, (iv) assisting in the preparation by the WCAS Subs of offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by the WCAS Subs to be used in connection with consummating the Holdings Financing, (v) executing and delivering all documents and instruments deemed reasonably necessary by the WCAS Subs, including any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, legal opinions, engineering reports, environmental assessment reports, surveys and title insurance as may be reasonably requested by the WCAS Subs, providing that Holdings and the Division Subsidiaries, and not WIN, shall enter into the agreements and instruments contemplated by this clause (v), (vi) disclosing the Holdings Financing, as required under the Securities Act and the Exchange Act, in any registration statement and any other filings to be made with the Securities and Exchange Commission, and (vii) taking all other actions reasonably necessary in connection with the Holdings Financing). Notwithstanding anything to the contrary contained herein, the expected sale by WIN creditors of the Holdings Exchange Notes shall be in a transaction exempt from the registration requirements of the Securities Act and, prior to the Effective Time, Holdings shall not be required to, and WIN shall have no obligation to cause Holdings to, register the WIN Exchange Notes or any other Holdings Debt Securities under the Securities Act.

2.7 Private Letter Rulings. WIN shall, and WIN shall cause Holdings and the Division Subsidiaries to, and the WCAS Subs shall, use their respective reasonable best efforts to obtain the Private Letter Rulings, substantially on the terms set forth in, and otherwise in accordance with, the Tax Sharing Agreement, as soon as practicable after the date of this Agreement. WIN and Holdings shall be responsible in the first instance for the preparation of all memoranda, ruling requests, correspondence and other submissions to the IRS in connection with obtaining the Private Letter Rulings; provided that the WCAS Subs shall be responsible in the first instance for the preparation of all memoranda, ruling requests, correspondence and other submissions to the IRS that relate principally to those portions of the Private Letter Rulings that pertain principally to the WCAS Subs. Each party shall have the right to be provided a reasonable period in advance of submission, to review, and to approve, materials prepared by the other party, such approval not to be unreasonably withheld, delayed or conditioned. Each party shall provide the other party with copies of all memoranda, ruling requests, correspondence or other submissions as filed with the IRS promptly following the filing thereof. Each of WIN and the WCAS Subs shall have the right to participate fully in the process of obtaining the Private Letter Rulings, including attending meetings and participating in conference calls with the IRS. Each of WIN, on the one hand, and the WCAS Subs, on the other hand, shall use its reasonable best efforts to cause its respective employees, accountants, counsel and other representatives reasonably to cooperate with the other party and its representatives in obtaining the Private Letter Rulings, including by (i) participating in meetings and conference calls with the IRS, (ii) assisting in the preparation of all memoranda, ruling requests, correspondence and other submissions that are deemed reasonably necessary or desirable by either party in connection with obtaining the Private Letter Rulings, (iii) executing and delivering customary documents and instruments (such as penalties of perjury statements) that are deemed reasonably necessary by either party in connection with obtaining the Private Letter Rulings, and (iv) taking other actions reasonably necessary in connection with obtaining the Private Letter Rulings.

2.8 Termination of Forward Underwriting Commitment. In the event that the IRS determines pursuant to, or in connection with its consideration of, one or more of the Private Letter Rulings requested from the IRS pursuant to Section 2.7 that the Forward Underwriting Commitment contemplated under the Commitment Letter is inconsistent with such Private Letter Ruling(s) or that the IRS will not be able to issue any or all of the Private Letter Rulings to the extent that the Forward Underwriting Commitment is in effect, then the WCAS Subs shall terminate, and the Parents shall cause the WCAS Subs to terminate, the Commitment Letter effective immediately, such that the Parties will proceed with the transactions contemplated by this Agreement without the benefit of the Forward Underwriting Commitment.

2.9 Repayment of Division Indebtedness. Prior to or at the Effective Time, WIN shall repay, or cause to be repaid, or assume, or cause to be assumed, all Indebtedness of Holdings and the Division Subsidiaries other than the Holdings Exchange Debt and any other Indebtedness incurred by Holdings in order to enable Holdings to pay the Special Dividend.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WIN

Except as set forth in the Disclosure Letter (as updated pursuant to Section 5.7 hereof) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, that any information set forth in one section of the Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), WIN hereby represents and warrants to the WCAS Subs and the Parents as of the date of the Initial Agreement (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date) and as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date) as follows:

3.1 Authority. WIN has all requisite corporate power and corporate authority to enter into this Agreement, and WIN, Holdings and each of the Division Subsidiaries have all requisite corporate power and authority to enter into such of the Ancillary Agreements to which they are respectively party and to perform their obligations hereunder and thereunder and WIN, Holdings and each of the Division Subsidiaries have all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by WIN of this Agreement and by WIN, Holdings and each of the Division Subsidiaries of such Ancillary Agreements to which they are respectively a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WIN, Holdings and each such Division Subsidiary, as applicable. This Agreement has been (and each such Ancillary Agreement upon execution and delivery will be) duly executed and delivered by each such party thereto and constitutes (and each such Ancillary Agreement, upon execution and delivery, will constitute) a valid and binding obligation of WIN, Holdings and the Division Subsidiary party thereto, as applicable, enforceable against WIN, Holdings or such Division Subsidiary, as applicable, in accordance with its and their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Title to Holdings Shares. WIN has good and valid title to the Holdings Shares, free and clear of all Liens, and upon delivery to the WCAS Subs at the Closing of certificates representing the Holdings Shares, duly endorsed by WIN for transfer to the WCAS Subs or accompanied by stock powers duly executed in blank, and upon receipt by WIN of the Exchanged WIN Shares and any cash payment required to be made by the WCAS Subs pursuant to Section 1.6(a) hereof, good and valid title to the Holdings Shares will pass to each WCAS Sub, respectively, free and clear of any Liens. Other than this Agreement, the Holdings Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Holdings Shares.

3.3 Organization and Qualification. WIN, Holdings and each of the Division Subsidiaries are, in all material respects, duly organized, validly existing and in good standing under the Laws of the jurisdiction listed as its jurisdiction of incorporation in Section 3.3 of the Disclosure Letter and has all requisite corporate power and authority to own, lease and operate the properties it owns, leases or operates and to conduct its business as conducted on the date hereof. WIN, Holdings and each of the Division Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.4 Capitalization of Holdings. The authorized capital stock of Holdings consists of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares, constituting the Holdings Shares, are validly issued and outstanding, fully paid and nonassessable. The Holdings Shares are owned of record and beneficially by WIN. Such Holdings Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Holdings Shares, there are no shares of capital stock or other equity securities of Holdings outstanding. There are no outstanding warrants, options, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which WIN or any of its Affiliates (including Holdings) is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Holdings, or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Holdings. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of Holdings may vote upon.

3.5 Capitalization of the Division Subsidiaries. The authorized capital stock of the Company consists of 750 shares of common stock, par value $0.10 per share, of which 100 shares are validly issued and outstanding, fully paid and nonassessable (the “Company Shares”) and the authorized capital stock of WLM consists of 750 shares of capital stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable (the “WLM Shares” and, collectively with the Company Shares, the “Subsidiary Shares”). Immediately prior to the Closing, the Subsidiary Shares will be owned of record and beneficially by Holdings, in the case of the Company Shares, and the Company, in the case of the WLM Shares. Such Subsidiary Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, puts, calls, options, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which WIN or any of its Affiliates is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or WLM or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Subsidiary Shares. With respect to the Division Subsidiaries, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of any of the Division Subsidiaries may vote.

3.6 No Violation; Consents and Approvals.

(a) Assuming receipt of those approvals and consents set forth in Section 3.6(b) of the Disclosure Letter, the execution and delivery by WIN of this Agreement and by WIN, Holdings and the Division Subsidiaries of such of the Ancillary Agreements to which WIN, Holdings and each such Division Subsidiary is a party do not in any material respect, and the performance of their respective obligations hereunder and thereunder and compliance with the terms hereof and thereof will not in any material respect, conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the material properties or assets of WIN, Holdings or the Division Subsidiaries under, (i) any provision of the certificate of incorporation or bylaws of WIN, Holdings or any of the Division Subsidiaries, (ii) any material judgment, order or decree, or Law applicable to WIN, Holdings or any of the Division Subsidiaries, or (iii) any material note, bond, indenture, Real Property Lease, permit, franchise or other instrument or obligation, or any Material Contract, to which WIN, Holdings or any of the Division Subsidiaries is a party or by or to which WIN, Holdings or any of the Division Subsidiaries or any of their respective properties or assets is bound or subject, but excluding any contracts, agreements or arrangements as are listed in Section 6.2 of the Disclosure Letter.

(b) Other than those arising under any contracts, agreements or arrangements as are listed in Section 6.2 of the Disclosure Letter, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party, is required to be obtained or made by or with respect to WIN, Holdings or any of the Division Subsidiaries in connection with the execution and delivery of this Agreement or such of the Ancillary Agreements to which WIN, Holdings or each such Division Subsidiary is a party, or the consummation by WIN, Holdings or each such Division Subsidiary of the transactions contemplated hereby, except: (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) compliance with and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.7 Financial Statements; Undisclosed Liabilities.

(a) Section 3.7 of the Disclosure Letter contains the unaudited consolidated balance sheets of the Division as of December 31, 2005 and as of December 31, 2004 (the “Balance Sheets”), and the related unaudited consolidated statements of income and cash flows of the Division for the twelve-month periods then ended (collectively, with the Balance Sheets, the “Annual Financial Statements”). Section 3.7 of the Disclosure Letter also contains the unaudited interim consolidated balance sheets of the Division as of September 30, 2005 and September 30, 2006 (the “Interim Balance Sheets”) and the related unaudited interim consolidated statements of income and cash flows for the nine-month periods then ended (collectively, with the Interim Balance Sheets, the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from and are consistent with the books and records of the Division Subsidiaries, (ii) have been prepared in accordance with GAAP, consistently applied, throughout the periods presented (except for adjustments or other matters disclosed therein and for the absence of footnotes, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments) and (iii) present fairly in all material respects the financial condition and results of operations and cash flows of the Division as of such dates and for the periods presented.

(b) Except for liabilities or obligations (i) disclosed in the Financial Statements or the notes thereto, (ii) incurred in the ordinary course of business and consistent with past practice since the date of the most recent Interim Balance Sheet or (iii) disclosed in the Disclosure Letter (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit and which would be material to the business of the Division taken as a whole, either individually or in the aggregate), neither Holdings nor any of the Division Subsidiaries has incurred any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth or reflected in a consolidated balance sheet of the Division prepared in accordance with GAAP.

(c) When delivered pursuant to Section 1.4(f) hereof, the Audited Financial Statements (i) will have been prepared from the books and records of the Division Subsidiaries, (ii) will have been prepared in accordance with GAAP, consistently applied, throughout the periods presented (except for adjustments or other matters disclosed therein) and (iii) will present fairly in all material respects the financial condition and results of operations of the Division as of such dates and for the periods presented.

3.8 Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, during the period from September 30, 2006 to the date of the Initial Agreement, (a) WIN has operated the Division in the ordinary course of business, consistent with past practice, (b) there have not been any changes in the business, assets, liabilities, results of operations or financial condition of the Division Subsidiaries which in the aggregate have had or are reasonably likely to have a Company Material Adverse Effect, and (c) neither Holdings nor the Division Subsidiaries have engaged in or taken any action which, if taken between the date hereof and the Closing Date, would be prohibited by Sections 5.1(a), (e), (f), (g), (h), (j), (l), (o), (q), (r) or (t) hereof.

3.9 Title to Personal Property. The Division Subsidiaries have, in all material respects, good and valid title to, or a valid and enforceable right to use, all material personal property (whether tangible or intangible, but excluding Intellectual Property Rights) which is necessary for the operation of the Division substantially as operated on the date hereof (the “Personal Property”) (except such as have been sold or otherwise disposed of after the date hereof in the ordinary course of business or in accordance with Section 5.1 hereof), in each case, free and clear of all Liens, other than Permitted Liens.

3.10 Title to Real Property. Section 3.10 of the Disclosure Letter sets forth: (i) a true and complete list of all Owned Real Property and (ii) a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) including the expiration of the lease term, the names of the parties thereto and the address of each parcel of Leased Real Property.

(b) With respect to each Owned Real Property: (A) the Division Subsidiaries have indefeasible fee simple title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens, (B) except as set forth in Section 3.10 of the Disclosure Letter, the Division Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of the WCAS Subs pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c) With respect to the Leased Real Property, the Division Subsidiaries have delivered to the WCAS Subs a true and complete copy of each such Real Property Lease. Except as set forth in Section 3.10 of the Disclosure Letter, with respect to each of the Real Property Leases: (i) such lease is in full force and effect, (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a material breach of or material default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (iii) to the Knowledge of WIN, the Division Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed and there are no material disputes with respect to such lease, (iv) neither the Division Subsidiaries nor any other party to the Real Property Leases is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease, (v) to the Knowledge of WIN, no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full, (vi) the Division Subsidiaries do not owe, nor will the Division Subsidiaries owe in the future, any material brokerage commissions or finder’s fees with respect to such lease; (vii) the other party to such lease is not an Affiliate of the Division Subsidiaries, (viii) the Division Subsidiaries are not, in any material respect, currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof, (ix) the Division Subsidiaries are not, in any material respect, currently assigning or granting any other security interest in such lease or any interest therein; and (x) there are no Liens or encumbrances on the estate or interest created by such lease.

3.11 Intellectual Property.

(a) The Division Subsidiaries own or possess, or will upon execution of the Ancillary Agreements prior to or at Closing own or possess, all right, title and interest in and to, free and clear of all Liens, or valid and enforceable and adequate licenses or other legal rights to use, all Intellectual Property Rights (other than those arising under any contracts, agreements or arrangements as are listed in Section 6.2 of the Disclosure Letter) as are necessary to permit the operation of the Division substantially as operated on the date hereof (collectively, the “Division Intellectual Property Rights”).

(b) Section 3.11(b) of the Disclosure Letter sets forth a list of all U.S., foreign and multi-national: (i) patents and patent applications; (ii) registrations and applications for registrations of Marks (including Internet domain name registrations) and material unregistered Marks; (iii) copyright registrations and copyright applications filed or issued during the period from July 1, 2005 through June 30, 2006; and (iv) material software products, in each case, owned by any of the Division Subsidiaries. The material Intellectual Property Rights required to be set forth in Section 3.11(b) of the Disclosure Letter are, to the Knowledge of WIN, valid, subsisting and enforceable.

(c) Section 3.11(c) of the Disclosure Letter lists all material agreements to which any of the Division Subsidiaries is a party or otherwise bound and pursuant to which any of the Division Subsidiaries have granted or obtained any Intellectual Property Rights (excluding any such agreements for software that is commercially available to consumers for a combined license and maintenance fee of less than Fifty Thousand Dollars ($50,000) per year or subject to “shrink-wrap” or “click-through” license agreements or listed in Section 6.2 of the Disclosure Letter) the “Material IP Agreements”).

(d) (i) No claims, or, to the Knowledge of WIN, threat of claims, have been asserted by any Person related to the use in the operation of the Division of any Intellectual Property Rights or challenging or questioning the validity, effectiveness, ownership, or enforceability of any material Division Intellectual Property Rights, (ii) to the Knowledge of WIN, the operation of the Division, as operated as of the date hereof, does not infringe on, misappropriate or otherwise conflict with the Intellectual Property Rights of any Person in any material respect, and neither WIN nor the Division Subsidiaries have received any notice relating to any of the foregoing, (iii) to the Knowledge of WIN, no Person has infringed, misappropriated or otherwise conflicted with the Division Intellectual Property Rights in any material respect, and (iv) all filings, registrations and issuances pertaining to the material Intellectual Property Rights owned by the Division Subsidiaries, including any and all patents, registered Marks and copyright registrations, are in full force and effect and one of the Division Subsidiaries has good and marketable title thereto. None of the Division Intellectual Property Rights are subject to any outstanding consent, settlement, order, decree, injunction, judgment or ruling restricting the use thereof.

(e) All of the Division Intellectual Property Rights shall be owned or available for use by the Division Subsidiaries immediately after the Closing on terms and conditions substantially similar to those under which the Division Subsidiaries owned or used the Division Intellectual Property Rights immediately prior to the Closing.

3.12 Litigation. There are no actions, suits, proceedings, investigations and inquiries (“Litigation”) pending, asserted or, to the Knowledge of WIN, threatened in writing to be asserted by or before any Governmental Entity or arbitration panel, by or on behalf of any third party, against Holdings or any of the Division Subsidiaries or against WIN relating to the Division. No Litigation contemplated in the preceding sentence, if adversely determined, individually or in the aggregate, would reasonably be expected to: (a) result in a Company Material Adverse Effect or (b) prevent or materially impair or delay the ability of Holdings or any of the Division Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. There are no material outstanding judgments, decrees or orders of any court, arbitration panel or Governmental Entity, affecting Holdings, any of the Division Subsidiaries or against WIN relating to the Division or the assets of the Division.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Disclosure Letter sets forth a true and complete list of: each material deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by WIN or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with WIN, Holdings or any Division Subsidiary at any relevant time would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or section 414 of the Code, or to which WIN, Holdings or any Division Subsidiary or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director, or contractor of Holdings or the Division Subsidiaries who will be a Continuing Division Employee under this Agreement (the “WIN Plans”). There are no WIN Plans in which only Holdings and/or any of the Division Subsidiaries participates or which cover only current or former employees, officers, directors or contractors of Holdings and/or any Division Subsidiary or with respect to which Holdings and/or any Division Subsidiary will have any liability or obligation at or after the Effective Time.

(b) With respect to each WIN Plan in which Continuing Division Employees participate, WIN has heretofore delivered or made available to the WCAS Subs true and complete copies of the WIN Plan and any amendments thereto, or the applicable Summary Plan Description.

(c) No liability or obligation under (i) Title IV or section 302 of ERISA or section 412 of the Code, (ii) any “multiple employer welfare arrangement” as defined in section 3(40) of ERISA or (iii) any “multiple employer plan” within the meaning of section 210 of ERISA or section 413(c) of the Code, in any case, has been or could be incurred by WIN or any ERISA Affiliate which could reasonably be expected to result in a material liability or obligation to the WCAS Subs, Holdings or any Division Subsidiary.

(d) There has been no material failure of a WIN Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code) which could reasonably be expected to result in a material liability to the WCAS Subs or Holdings or any Division Subsidiary. None of Holdings or any Division Subsidiary has any current or potential liability or obligation to provide post-employment or post-termination welfare or welfare-type benefits to any current or former employee of Holdings and/or any Division Subsidiary, except as required by COBRA.

(e) Neither WIN nor any ERISA Affiliate of WIN has incurred or could incur a withdrawal liability with respect to any “multiemployer pension plan,” as defined in section 3(37) of ERISA, which could reasonably be expected to result in a material liability or obligation to the WCAS Subs, Holdings or any Division Subsidiary.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or contractor of Holdings or the Division Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, director or contractor.

(g) There are no pending or, to the Knowledge of WIN, threatened claims, actions, proceedings, hearings, audits, examinations, investigations, or suits by or on behalf of any WIN Plan in which Continuing Division Employees participate, by any employee or beneficiary covered under any such WIN Plan, or otherwise involving any such WIN Plan (other than routine claims for benefits).

3.14 Taxes.

(a) All material federal, state, local, and foreign Tax Returns relating to the Division required to be filed by or on behalf of Holdings or the Division Subsidiaries, and each consolidated, combined, unitary, affiliated or aggregate group of which Holdings or any of the Division Subsidiaries are a member (an “Affiliated Group”) has been timely filed (taking into account applicable extensions), and each such Tax Return was complete and correct in all material respects.

(b) All material Taxes relating to the Division due and owing by Holdings or the Division Subsidiaries, or any Affiliated Group have been paid, and all material Taxes relating to Holdings and the Division Subsidiaries for any taxable period (or portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of Holdings.

(c) No audits or other administrative proceedings or proceedings before any taxing authority are presently pending with regard to any Taxes or Tax Return of Holdings or any Division Subsidiary, as to which any taxing authority has asserted (in writing) any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Knowledge of WIN, no taxing authority is now asserting (in writing) any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Holdings or any Division Subsidiary may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.

(d) Holdings and each Division Subsidiary have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have either been duly and timely paid to the proper taxing authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper taxing authority.

(e) Neither Holdings nor any of the Division Subsidiaries (i) are party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement, (ii) are or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which WIN or ALLTEL Corporation, a Delaware corporation, is the common parent corporation) or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of State or local law.

(f) There are no Liens relating to Taxes upon the assets of Holdings or the Division Subsidiaries other than Liens relating to Taxes not yet due and payable.

(g) There are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to any Tax Return of the Affiliated Group or Holdings or any of the Division Subsidiaries, and no power of attorney has been filed with any taxing authority.

(h) Neither Holdings nor any Division Subsidiary are party to any listed transactions, the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.

(i) Neither Holdings nor any Division Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) The federal income Tax Returns of the Affiliated Group, Holdings and the Divisions Subsidiaries have been examined, and such examinations have been resolved, or the statute of limitations has expired, for all taxable years through 2000.

(k) For purposes of this Agreement (i) “Tax” (and, with correlative meaning, “Taxable”) shall mean (A) any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (B) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (C) any liability for the payment of any amount of a type described in clause (A) or clause (B) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

3.15 Material Contracts and Commitments.

(a) Section 3.15 of the Disclosure Letter sets forth a complete and correct list of the following oral and written contracts or arrangements pursuant to which Holdings or any of the Division Subsidiaries is a party to or bound by or which relate to the operation of the Division or the assets of the Division, other than any such contracts or arrangements that involve obligations of Holdings or the Division Subsidiaries in any twelve-month period of $100,000 or less or which are listed in Section 6.2 of the Disclosure Letter (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(i) any contract that provides for payment to Holdings or any Division Subsidiary for the performance of services in an amount in excess of $250,000 annually;

(ii) any contract to be performed relating to capital expenditures in excess of $100,000 in any calendar year, or in the aggregate requiring capital expenditures in excess of $500,000 (except for any such contract referenced in clause (xii) below);

(iii) any contract not entered into the ordinary course of business, requiring payments by or to Holdings or any Division Subsidiary in excess of $500,000;

(iv) any contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of Holdings or any Division Subsidiary;

(v) any guarantee in respect of any indebtedness or obligation of any Person in an amount in excess of $500,000 (other than with respect to any indebtedness or obligation of Holdings or any Division Subsidiary);

(vi) any contract limiting, in any material respect, the ability of Holdings or any Division Subsidiary to operate the Division, engage in any line of business, operate in any geographical area or to compete with any Person or to use any assets of the Division (including the Intellectual Property Rights);

(vii) any contract under which Holdings or any Division Subsidiary has borrowed or loaned money in excess of $500,000 (excluding Intercompany Indebtedness), or any mortgage, note, bond, indenture or other evidence of Indebtedness or guaranteed any other Indebtedness under which it has imposed a Lien on any of its assets, tangible or intangible or any guarantee of Indebtedness to non-affiliated third parties;

(viii) any material joint venture, jointly owned partnership or other similar joint ownership agreements;

(ix) contracts or consent decrees of Governmental Entities to which Holdings or any of the Division Subsidiaries are bound;

(x) any employment, collective bargaining, severance or change of control contract of a Continuing Division Employee.

(xi) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(xii) any agreement (or group of related agreements) for the purchase or sale of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involve consideration in excess of $500,000;

(xiii) any material agreement concerning obligations of confidentiality other than those in the ordinary course of business or entered into prior to the date of this Agreement with potential purchasers of the Division Subsidiaries;

(xiv) any outstanding powers of attorney granting broad power on behalf of Holdings or any of the Division Subsidiaries;

(xv) any agreement for the employment of any employee on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000 (other than non-executive employees in the sales group);

(xvi) any agreement under which it has advanced or loaned any amount to any employee in excess of $10,000; and

(xvii) any settlement, co-existence conciliation or similar agreement, the performance of which will involve payment or other obligations after the Closing Date.

(b) (i) Each of the Material Contracts is, in all material respects, in full force and effect, except that (a) enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) there is no pending material default under or material breach of any Material Contract by Holdings, any Division Subsidiary of WIN or any of its Affiliates party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by Holdings, any Division Subsidiary of WIN or any of its Affiliates party thereto, and (iii) no party to any such Material Contract has given written notice to Holdings, any Division Subsidiary or any of its Affiliates of, or made a written claim against Holdings, any Division Subsidiary of WIN or any of its Affiliates with respect to, any material breach or default thereunder.

(c) To the Knowledge of WIN, no other contracting party to any Material Contract is now in material breach thereof or has breached the same in any material respect within the twelve-month period prior to the date hereof.

(d) None of Holdings, the Division Subsidiaries, WIN nor any of its Affiliates have received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option or extension right thereunder whether as a result of this transaction or otherwise.

3.16 Compliance with Laws. Holdings and each of the Division Subsidiaries are, and, to the Knowledge of WIN, have been since December 31, 2004, in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations and orders (collectively, “Laws”) of all Governmental Entities with respect to the Division; provided, however, that the provisions of Section 3.16 shall not apply to: (a) Laws regarding intellectual property, which are addressed in Section 3.11 hereof; ERISA and other Laws applicable to the

WIN Plans, which are addressed in Section 3.13 hereof; (c) Laws regarding the payment of Taxes, which are addressed in Section 3.14 hereof; (d) Laws regarding employment and employment practices, which are addressed in Section 3.17 hereof; and (e) Environmental Laws, which are addressed in Section 3.18 hereof. The Division Subsidiaries possess all material permits, certificates, licenses, approvals, governmental franchises and other authorizations required under applicable Laws (other than those referred to in clauses (a)-(e) above) in connection with the operation of the Division as operated on the date hereof and the ownership of their respective assets and properties and all such permits, certificates, licenses, approvals, governmental franchises and other authorizations are validly held and in full force and effect. The Division Subsidiaries are now and since December 31, 2004 have been in all material respects in compliance with the terms and conditions thereof.

3.17 Labor Matters. With respect to the Division, (a) each of the Division Subsidiaries is and, to the Knowledge of WIN, has been since December 31, 2004, in compliance with all applicable Laws regarding employment and employment practices; (b) there are no unfair labor practice charges or complaints against the Division Subsidiaries brought before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements with respect to the business of the Division Subsidiaries, nor, to the Knowledge of WIN, is any such charge, complaint, grievance or proceeding threatened; (c) there is no, and since December 31, 2004 there has not been any, labor strike or work stoppage pending or, to the Knowledge of WIN, threatened against the Division Subsidiaries; and (d) there is no charge or complaint pending or, to the Knowledge of WIN, threatened against the Division Subsidiaries before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, except, in each of (a) through (d) herein, as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of WIN and with respect to the Division, no Division Subsidiary has received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of employment Laws to conduct an investigation of or relating to the Division Subsidiaries, and no such investigation is in progress, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.18 Environmental.

(a) Since December 31, 2004, Holdings and the Division Subsidiaries have at all times been, and are, in compliance, in all material respects, with all applicable Environmental Laws, including, but not limited to, possessing and complying, in all material respects, with all permits and other governmental authorizations required for their operations under applicable Environmental Laws.

(b) There is no pending or threatened material claim, complaint, investigation, lawsuit, or administrative proceeding against Holdings or the Division Subsidiaries under or pursuant to any Environmental Law.

(c) None of Holdings or the Division Subsidiaries has received written notice from any Person, including but not limited to any Governmental Entity, alleging that

Holdings or said Division Subsidiary has been or is in material violation or potentially in material violation of any applicable Environmental Law or otherwise may be materially liable under any applicable Environmental Law, other than violations or liabilities or alleged violations or liabilities that have been resolved.

(d) None of Holdings or the Division Subsidiaries is a party or subject to any material administrative or judicial order or decree pursuant to the Environmental Laws.

(e) With respect to Real Property that currently is or has been owned, leased or operated by Holdings or any Division Subsidiary or, to the Knowledge of WIN, any related offsite disposal location, there have been no Releases of Hazardous Substances on or underneath any of such Real Property that individually or in the aggregate would reasonably be expected to result in a Company Material Adverse Effect.

(f) The representations and warranties set forth in this Section 3.18 are the sole and exclusive representations relating to Environmental Laws and environmental matters in this Agreement.

3.19 Transactions with Affiliates. With respect to the Division, Section 3.19 of the Disclosure Letter sets forth a true and complete list as of the date hereof of all written and oral contracts, agreements, leases, arrangements, inter-company accounts and obligations (including Intercompany Indebtedness) to which Holdings or the Division Subsidiaries, on the one hand, and WIN or any of its Subsidiaries or Affiliates (other than Holdings or the Division Subsidiaries), on the other hand, are a party (“Intercompany Agreements”) that are in effect as of the date hereof, including such contracts, agreements or arrangements as will be terminated at or prior to the Closing without any liability to Holdings or the Division Subsidiaries, but excluding any contracts, agreements or arrangements as are listed in Section 6.2 of the Disclosure Letter.

3.20 Insurance. With respect to the Division, Section 3.20 of the Disclosure Letter sets forth a true and complete list as of the date hereof of all material insurance policies maintained by WIN, Holdings and the Division Subsidiaries. All such insurance policies are in full force and effect on the date hereof and each such policy will be in full force and effect as of the Closing Date or a substituted policy shall have been obtained therefore. To WIN’s Knowledge, none of WIN, Holdings or the Division Subsidiaries are in material default with respect to its obligations under any such insurance policies. To WIN’s Knowledge, none of WIN, Holdings or the Division Subsidiaries have received a notice of cancellation or non-renewal of any such policy or binder.

3.21 Assets of the Division. Each of the Division Subsidiaries has, or will have upon transfer to such Division Subsidiary in connection with the Restructuring Transactions, good and marketable title to the material assets and properties reflected in the Interim Balance Sheet (except assets or properties sold or otherwise disposed of in the ordinary course of business), owned by it (or to be transferred to it pursuant to the Restructuring Transactions). The delivery to the WCAS Subs of the instruments of transfer of ownership contemplated by this Agreement will at the time of the Closing Date vest good and marketable title to the Holding Shares in the WCAS Subs. Except for the services to be provided under the WIN Transition Services Agreement or the other Ancillary Agreements or such assets or services as are governed by the agreements set forth in Section 6.2 of the Disclosure Letter, the assets of the Division Subsidiaries constitute all of the assets necessary to operate the Division in substantially the same manner as it is operated as of the date hereof. The Division Subsidiaries are the only Subsidiaries of WIN that presently are active and primarily engaged in the operation of the Division.

3.22 Newly Formed Entity. Holdings is a Delaware corporation, newly formed by WIN solely for the purpose of engaging in the transactions contemplated by this Agreement. Holdings has no other purpose other than holding all of the Subsidiary Shares.

3.23 Brokers. Except for Goldman, Sachs & Co. and Stephens Inc., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by WIN, Holdings or any Division Subsidiary. Such fees and expenses of Goldman, Sachs & Co. and Stephens Inc. shall be borne by WIN.

3.24 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, WIN HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF OR THE RESULTS TO BE OBTAINED BY THE DIVISION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF OR THE RESULTS TO BE OBTAINED BY THE DIVISION SUBSIDIARIES, ARE HEREBY DISCLAIMED BY WIN.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENTS AND WCAS SUBS

Except as set forth in the Disclosure Letter, each of the Parents and each of the WCAS Subs represents and warrants to WIN as follows as of the date of the Initial Agreement and as of the Closing (except to the extent made as of an earlier date, in which case, as of such earlier date):

4.1 Organization; Authority. Each Parent and each WCAS Sub is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parents and the WCAS Subs each have all requisite limited partnership power and authority to enter into this Agreement and such of the Ancillary Agreements to which the Parents and each WCAS Sub is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parents and each WCAS Sub of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Parents and each WCAS Sub. This Agreement has been (and each such Ancillary Agreement to which any Parent or any WCAS Sub is a party upon execution and delivery will be) duly executed and delivered by the Parents and each WCAS Sub, as applicable, and constitutes (and each such Ancillary Agreement to which any Parent or any WCAS Sub, as applicable, is a party, upon execution and delivery, will constitute) a valid and binding obligation of the Parents or any WCAS Sub, as applicable, enforceable against the Parents or any WCAS Sub in accordance with its and their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.2 No Violation; Consents and Approvals. The execution and delivery by the WCAS Subs of this Agreement and each of the Ancillary Agreements to which each Parent and each WCAS Sub is a party, and the performance of their respective obligations hereunder and thereunder and compliance with the terms hereof and thereof will not (with or without written notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the properties or assets of the Parents or the WCAS Subs, as applicable, under, (a) any provision of the certificate of limited partnership, operating agreement or similar organizational documents of the Parents or the WCAS Subs, (b), subject to the consents and approvals set forth in the last sentence of this Section 4.2, any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Parents or the WCAS Subs or (c) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Parent or any WCAS Sub is a party or by which any Parent or any WCAS Sub or their respective assets may be bound, other than any such items as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the Parents’ or the WCAS Subs’ ability to consummate the transactions contemplated hereby and thereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Parents or any WCAS Sub or their Affiliates in connection with the execution and delivery of this Agreement or such of the Ancillary Agreements to which each Parent and each WCAS Sub is a party, or the consummation by the Parents or the WCAS Subs of the transactions contemplated hereby and thereby, other than, in each case, compliance with and filings under the HSR Act, except for any such consents, approvals, orders or authorizations of or registrations, declarations or filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the Parents’ or the WCAS Subs’ ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.3 Title to Exchanged WIN Shares. At the Closing, each WCAS Sub will have good and valid title to its respective Exchanged WIN Shares, free and clear of all Liens, and upon delivery to WIN at the Closing of certificates representing the Exchanged WIN Shares, duly endorsed by each WCAS Sub for transfer to WIN or accompanied by stock powers duly executed in blank, and upon receipt by the WCAS Subs of the Holdings Shares and any cash payment required to be made by WIN pursuant to Section 1.6(a) hereof, good and valid title to the Exchanged WIN Shares will pass to WIN, free and clear of any Liens. Other than this Agreement, the Exchanged WIN Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Exchanged WIN Shares.

4.4 Litigation. (a) There is no Litigation pending or, to the Knowledge of the Parents or the WCAS Subs, threatened in writing against any Parent or any WCAS Sub, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to prevent or materially impair or delay the ability of any Parent or any WCAS Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) there are no outstanding judgments, decrees or orders of any court or Governmental Entity, affecting any Parent or any WCAS Sub or their respective assets, which would reasonably be expected to prevent or materially impair or delay the ability of any Parent or any WCAS Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.5 Capitalization of Division. The WCAS Subs will at the Closing have sufficient capital to fund any amounts required to be paid hereunder (including applicable expenses). Assuming the accuracy of the representations and warranties of WIN set forth in Article III hereof, after giving effect to the transactions contemplated hereunder, (x) each of the WCAS Subs, Holdings and the Division Subsidiaries will be “solvent” as of the Effective Time and (y) the Present Fair Saleable Value of the respective assets of each of the WCAS Subs, Holdings and the Division Subsidiaries will, as of the Effective Time, exceed (i) the value of all respective “liabilities of each of the WCAS Subs, Holdings and the Division Subsidiaries, including contingent and other liabilities,” as of the Effective Time, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable respective liabilities of each of the WCAS Subs, Holdings and the Division Subsidiaries on their debts as of the Effective Time (including contingent liabilities known to the WCAS Subs) as such debts become absolute and matured. For purposes of this Agreement, “Solvent,” when used with respect to the WCAS Subs, Holdings and the Division Subsidiaries, means that (i) the Present Fair Saleable Value of the WCAS Subs’, Holdings’, and each Division Subsidiary’s respective assets will exceed all of its respective liabilities, contingent or otherwise, (ii) none of the WCAS Subs, Holdings or the Division Subsidiaries will have an unreasonably small amount of capital for the business in which it is engaged and (iii) the WCAS Subs, Holdings and each of the Division Subsidiaries will be able to pay their respective debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect to its Indebtedness, in each case after giving effect to the transactions contemplated hereunder. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent”, (A) “debt” means liability on a “claim”; and (B) “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Saleable Value” means the amount that may be realized if the aggregate assets of the WCAS Subs, Holdings and the Division Subsidiaries (including goodwill), as applicable, are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

4.6 Acquisition of the Holdings Shares for Investment. The WCAS Subs are acquiring the Holdings Shares for investment purposes only and not with any present intention of distributing or selling the Holdings Shares in violation of any federal, state or other United States securities Laws.

4.7 Investigation by the WCAS Subs. The Parents and the WCAS Subs have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Holdings and the Division Subsidiaries, which investigation, review and analysis was done by the Parents and the WCAS Subs and their respective Affiliates and, to the extent the Parents or the WCAS Subs deemed appropriate, by the Parents’ or the WCAS Subs’ representatives. The Parents and the WCAS Subs acknowledge that WIN has provided the Parents and the WCAS Subs with access to the properties, premises, contracts and records of Holdings and the Division Subsidiaries for this purpose. Except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein, the Parents and the WCAS Subs (i) acknowledge that, except for those representations or warranties expressly set forth in this Agreement, they shall not be entitled to rely on any representation or warranty, either express or implied, previously made by WIN or its agents, representatives, employees or Affiliates as to the accuracy or completeness of any of the information provided or made available to the Parents or the WCAS Subs or their respective agents or representatives, and (ii) agree that none of WIN, Holdings nor the Division Subsidiaries or any of their respective agents, representatives, employees or Affiliates has or shall have any liability or responsibility whatsoever to the Parents or the WCAS Subs or any of their respective agents or representatives on any basis (including in contract or tort, under federal or state securities Laws) based upon any information provided or made available, or statements made, to the Parents or the WCAS Subs or their respective agents or representatives prior to the date hereof, other than pursuant to this Agreement with regard to representations and warranties made herein.

4.8 Brokers. Except for Wachovia Securities, LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby or by the Ancillary Agreements by reason of any action taken by the Parents or the WCAS Subs. Such fees and expenses of Wachovia Securities, LLC shall be borne by the WCAS Subs.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Division. Except as contemplated by the terms of this Agreement, as required in connection with the Restructuring Transactions, the Contribution, the

Debt Exchange or the Holdings Financing or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date hereof to the Closing Date, WIN shall, and shall cause Holdings and the Division Subsidiaries to, operate the Division only in the ordinary course of business, consistent with past practice. For the avoidance of doubt, each WCAS Sub acknowledges that WIN may cause Holdings and the Division Subsidiaries to pay dividends or other distributions, and incur, repay, cancel or forgive Intercompany Indebtedness, at any time and from time to time prior to the Closing Date; provided that WIN shall reduce the amount of the Special Dividend to reflect any dividends or distributions paid by Holdings and the Division Subsidiaries from the date hereof prior to the Closing Date to the extent those dividends or distributions reduce WIN’s tax basis in the Division Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required in connection with the Restructuring Transactions, the Contribution, the Debt Exchange or the Holdings Financing or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date of the Initial Agreement to the Closing Date, without the prior written consent of the WCAS Subs (which will not be unreasonably conditioned, withheld or delayed), WIN, with respect to the Division, shall not permit Holdings or the Division Subsidiaries to:

(a) amend their respective certificates of incorporation or bylaws;

(b) split, combine or reclassify any of their capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

(c) issue, sell, deliver, pledge or otherwise encumber any shares of capital stock of Holdings or the Division Subsidiaries or any securities convertible into or exchangeable for any shares of capital stock of Holdings or the Division Subsidiaries, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of such capital stock, or amend any terms of any such securities or agreements;

(d) issue any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness;

(e) impose any Lien upon any of its assets, tangible or intangible;

(f) increase the rate of compensation of, or pay or agree to pay any benefit to, any Continuing Division Employee, except as may be required by any existing plan, including, any WIN Plan, agreement or arrangement, and except in the ordinary course of business, consistent with past practice, including as part of the Division Subsidiaries’ normal periodic performance reviews and related compensation and benefit increases;

(g) enter into, adopt or amend in any material respect any employment (not terminable at will), severance or change of control agreement, except as required by Law;

(h) enter into, adopt, amend or terminate any collective bargaining agreement, other than any adoption, amendment or termination (i) required by the terms of any existing agreements or (ii) required by Law;

(i) sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any properties or assets, real, personal or mixed (including material Intellectual Property Rights) other than in the ordinary course of business consistent with past practice;

(j) acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business of the Division Subsidiaries and other than as permitted by clause (i) above) for consideration having a fair value in excess of $500,000, for any single transaction or series of related transactions, or $1,000,000 in the aggregate;

(k) except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract, Material IP Agreement or material Real Property Lease;

(l) delay or postpone the payment of accounts payable and other liabilities or accelerate the payment of any of its receivables outside the ordinary course of business;

(m) enter into any joint venture, jointly owned partnership or other similar joint ownership agreements other than such agreements entered into in the ordinary course of business consistent with past practice;

(n) make or incur any capital expenditure involving more than $100,000, except in the ordinary course of business, consistent with past practice;

(o) make, change or rescind any election (including elections for any and all joint ventures, partnerships and limited liability companies or other investments of Holdings or any Division Subsidiary for which Holdings or any Division Subsidiary has the capacity to make such election), change an annual accounting period, adopt or change any accounting method for Tax purposes, file any amended material Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to Holdings or any of the Division Subsidiaries, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Holdings or any of the Division Subsidiaries, or change in any material respect any of its methods of reporting income or deductions for United States federal income tax purposes from those expected to be employed in the preparation of its United States federal income tax purposes for the taxable year ending December 31, 2006, if such election, adoption, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the Tax liability of Holdings or any of the Division Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of Holdings or any of its Subsidiaries existing on the Closing Date (except to the extent that any such election, adoption, change, amendment, agreement, settlement, consent or other action is required by Law);

(p) cancel, forgive, settle or compromise, waive, or release any right or claim (or series of related rights and claims) or any Litigation or Indebtedness other than such cancellation, forgiveness, settlement, compromise or release; (i) involving less than $500,000 or (ii) effectuated in connection with the termination of the Intercompany Agreements pursuant to Section 2.2(a) hereof or Intercompany Indebtedness pursuant to Section 2.2(b) hereof;

(q) settle or compromise any material Tax liability, except in the ordinary course of business;

(r) make any change in their cash management practices or any method of accounting or accounting practice or policy other than those required by GAAP or change in Law;

(s) dissolve, wind-up or liquidate, other than such dissolution, winding-up or liquidation which is in process on the date hereof;

(t) make any loans or advances of money other than advances to WIN or its Subsidiaries in accordance with its cash management practices, consistent with past practice;

(u) engage in any non-recurring or unusual transactions within its affiliates accounts payable account or other intercompany accounts (except in the ordinary course of business consistent with past practice) or as otherwise contemplated in this Agreement; or

(v) agree to do any of the foregoing or not to take any action required by this Agreement.

5.2 Access to Information Prior to the Closing; Confidentiality; Cooperation.

(a) During the period from the date of this Agreement through the Closing Date, WIN shall, and shall cause Holdings and the Division Subsidiaries to, give the WCAS Subs and its authorized employees, accountants, counsel, financing sources and other representatives (such entities and representatives other than the WCAS Subs being referred to as “WCAS Sub Representatives”) reasonable access during regular business hours to all offices, personnel, facilities, books and records of WIN, Holdings and the Division Subsidiaries as they may reasonably request, and shall furnish or cause to be furnished to the WCAS Subs such financial and operating data and other information with respect to the business and properties of the Division as the WCAS Subs may from time to time reasonably request; provided, however, (i) that the WCAS Subs and WCAS Sub Representatives shall take such action as is deemed necessary in the reasonable judgment of WIN to schedule such access and visits through only those representatives of WIN set forth in Section 5.2 of the Disclosure Letter, and in such a way as to avoid unreasonably disrupting the normal business of Holdings and the Division Subsidiaries, (ii) that Holdings and the Division Subsidiaries shall not be required to take any action which would constitute (based on the advice of counsel) a waiver of the attorney-client or other privilege, (iii) that WIN, Holdings and the Division Subsidiaries need not supply the WCAS Subs or WCAS Sub Representatives with any information which, based on the advice of counsel, Holdings or the Division Subsidiaries, they are under a legal obligation not to supply and (iv) that WIN, Holdings and the Division Subsidiaries shall not be required to supply WCAS

Subs or WCAS Sub Representatives with any information that does not relate primarily to the Division.

(b) The WCAS Subs shall hold and shall cause the WCAS Sub Representatives to hold any information which it or they receive in connection with the activities and transactions contemplated by this Agreement and the Ancillary Agreements in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement, dated as of September 19, 2006, between WIN and WCAS (the “Confidentiality Agreement”), which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Article VIII hereof, but shall not apply to any information regarding Holdings or the Division Subsidiaries upon completion of the transaction contemplated hereby; provided that each WCAS Sub acknowledges that any and all other information provided to it by WIN or WIN’s representatives concerning WIN shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

5.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Agreements at the earliest practicable date.

5.4 Consents. Without limiting the generality of Section 5.3 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all consents and approvals of all third parties required under Material Contracts and Material IP Agreements (but without any payment of money by WIN, its Subsidiaries or Affiliates) and all material licenses, permits, authorizations and approvals of all Governmental Entities necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements prior to the Closing. Each of the Parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Each WCAS Sub and WIN shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing. Except for those consents and approvals set forth in Section 7.1(d) of the Disclosure Letter or Section 7.1(d) of this Agreement, the failure to obtain any consent or approval pursuant to this Section 5.4 shall not result in a delay of the Closing or be deemed to be a failure to satisfy any of the conditions set forth in Section 7.1 of this Agreement. If any consent or approval required in connection with the assignment or transfer of any contract or agreement (including any such contract or agreement referred in Section 2.2(c)) is not obtained, or would be ineffective, violate any applicable Law or would adversely affect the rights of WIN or its Subsidiaries thereunder such that the Division Subsidiaries would not in fact receive all rights under such contract or agreement, WIN and the WCAS Subs shall cooperate in a mutually agreeable arrangement under which the WCAS Subs (directly or indirectly through the Division Subsidiaries) would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the WCAS Subs or the Division Subsidiaries, or under which WIN and its Subsidiaries would enforce for the benefit of the WCAS Subs, with the WCAS Subs assuming WIN’s or such Subsidiary’s obligations, any and all rights of WIN and its

Subsidiaries against a third party thereto; provided, however, that WIN or its Subsidiaries shall not be materially and adversely affected as a result of providing such benefits.

5.5 Antitrust Notification. Subject to Section 8.2(b) hereof, each WCAS Sub and WIN shall use their respective commercially reasonable efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby and by the Ancillary Agreements, including (a) making all filings with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) required in connection therewith (the initial filing to occur no later than ten (10) Business Days following the execution and delivery of the Initial Agreement), (b) responding as promptly as practicable to all inquiries received from the FTC or DOJ for additional information or documentation, and (c) resolving any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement in connection with any filings made in accordance with this Section 5.5. Each WCAS Sub and WIN shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. WIN and each WCAS Sub shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or DOJ. Notwithstanding anything to the contrary in this Agreement, each WCAS Sub and WIN will use their respective commercially reasonable efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC or DOJ or state antitrust enforcement authorities or any other person may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets of the Division or of any WCAS Sub or any of their respective Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of the Division or of any WCAS Sub or any of their respective Subsidiaries with respect to, or its ability to retain, one or more of its or its Subsidiaries’ assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided, however, that nothing in this Section 5.5 shall require or be construed to require any WCAS Sub or any of their respective Subsidiaries to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect following the Closing.

5.6 Public Announcements. WIN and each WCAS Sub shall not, and WIN shall cause Holdings and the Division Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to the Initial Agreement, this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably conditioned, withheld or delayed), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, none of the WCAS Subs shall make any general communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with Holdings or the Division Subsidiaries pertaining to the Initial Agreement, this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, without the prior written approval of WIN (which approval will not be unreasonably conditioned, withheld or delayed). Immediately following the execution and delivery of the Initial Agreement, WIN and each WCAS Sub have issued a mutually agreed upon press release with respect to the Initial Agreement and the transactions contemplated thereby.

5.7 Supplemental Disclosure; Notice.

(a) WIN shall from time to time prior to the Closing promptly supplement or amend the Disclosure Letter with respect to (i) any matter that existed as of the date of the Initial Agreement and should have been set forth or described in the Disclosure Letter and (ii) any matter hereafter arising which, if existing as of the date of the Initial Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that, with respect to clause (i) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of the Initial Agreement unless expressly consented to in writing by the WCAS Subs; provided further, that, with respect to clause (ii) above, any such supplement or amended disclosure shall, for purposes of this Agreement and the Ancillary Agreements (other than for the purposes of determining whether the conditions set forth in Section 7.3 are satisfied), be deemed to have been disclosed as of the date of this Agreement, but only to the extent that the matters disclosed are (A) of a nature and order of magnitude comparable to the matters disclosed in the Disclosure Letter as of the date hereof and (B) not as a result of a breach of the covenants set forth in Section 5.1 hereof.

(b) WIN shall promptly notify the WCAS Subs of, and furnish the WCAS Subs any information it may reasonably request with respect to, the occurrence, to the Knowledge of WIN, of any event or condition or the existence, to the Knowledge of WIN, of any fact that would cause any of the conditions to any WCAS Sub’s obligation to consummate the exchange of the Exchanged WIN Shares for the Holdings Shares not to be fulfilled.

5.8 Records.

(a) On the Closing Date or as soon as practicable thereafter, WIN shall deliver or cause to be delivered to the WCAS Subs to the extent reasonably practicable all original agreements, documents, books, records and files (collectively, “Records”), if any, in the possession of WIN relating primarily to Holdings, the Division and the Division Subsidiaries to the extent not then in the possession of Holdings or the Division Subsidiaries, subject to the following exceptions:

(i) Each WCAS Sub recognizes that certain Records may contain incidental information relating to Holdings or the Division Subsidiaries or may relate primarily to Subsidiaries or divisions of WIN other than Holdings or the Division Subsidiaries, and that WIN may retain such Records and shall, to the extent requested to do so, provide copies of the relevant portions thereof to the WCAS Subs; and

(ii) WIN may retain all Records prepared in connection with the exchange of the Holdings Shares, including bids received from other parties and analyses relating to the Division Subsidiaries.

(b) Except for books and records relating to Taxes, which are addressed in the Tax Sharing Agreement, following the Closing, each WCAS Sub shall permit WIN and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books, records and personnel of the Company which relate to transactions or events occurring prior to the Closing (“Pre-Closing Transactions”) or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to liabilities retained by WIN pursuant to this Agreement or as necessary to comply with applicable financial reporting obligations. Each WCAS Sub agrees that Holdings shall retain all such books and records for a period of seven (7) years following the Closing, or for such longer period following the Closing as may be required by Law.

5.9 Financial Statements. WIN covenants and agrees that during the period beginning on the date of the Initial Agreement and ending immediately prior to the Closing Date, it shall provide the WCAS Subs (i) within 30 days of the end of each calendar month, the unaudited consolidated balance sheets of the Division as of the end of such month and the related unaudited interim consolidated statements of income and cash flows for such monthly period in such forms as have been prepared for internal management purposes, and (ii) within thirty (30) days of the end of each fiscal quarter, unaudited consolidated balance sheets of the Division as of the end of such quarter and the related unaudited interim consolidated statements of income and cash flows for such quarterly period setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year in such forms as have been prepared for internal management purposes. WIN shall use its commercially reasonable efforts to deliver to the WCAS Subs Audited Financial Statements for fiscal years 2004, 2005 and 2006 as soon as practicable after the date hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Continuing Division Employees; Employee Benefits.

(a) Continuation of Employment; Compensation. Effective as of, and for a period of one year following the Closing, each WCAS Sub shall, and shall cause its Affiliates (including but not limited to Holdings and the Division Subsidiaries) to, continue the employment of Continuing Division Employees on terms and conditions with respect to salary, wages and bonus opportunities that are substantially similar to those terms and conditions in effect as of immediately prior to the Closing. Until the first anniversary of the Effective Time, each WCAS Sub shall cause the Division Subsidiaries to provide (or cause to be provided) to Continuing Division Employees benefits (excluding for this purpose equity-based plans or arrangements, incentives, defined benefit pension plans, retiree welfare benefits and non-qualified deferred compensation plans) from time to time that are no less favorable, in the aggregate, than the benefits provided to Continuing Division Employees immediately prior to the Effective Time under the WIN Plans (other than any equity-based plans or arrangements, incentives, defined benefit pension plans, retiree welfare benefits and non-qualified deferred compensation plans). Nothing in this Agreement shall be construed as prohibiting any WCAS Sub and its Affiliates (including but not limited to, Holdings and the Division Subsidiaries) from terminating the employment of any Continuing Division Employee at any time following the Closing Date and for any or no reason. If any WCAS Sub or their Affiliates terminates, or causes any Division Subsidiary to terminate, the employment of any Continuing Division Employee at any time on or after the Closing Date, the WCAS Subs or their Affiliates shall be responsible for the severance costs, if any, of any such termination. For a period of one year following the Closing, the WCAS Subs and their Affiliates (including but not limited to Holdings and the Division Subsidiaries) shall pay severance benefits to the Continuing Division Employees no less favorable than the terms set forth in Section 6.1(a) of the Disclosure Letter.

(b) Benefits. To the extent that a Continuing Division Employee commences participation in an employee benefit plan, program or arrangement maintained by any WCAS Sub or any Division Subsidiary (an “Applicable WCAS Sub Plan”) following the Closing Date, each WCAS Sub shall, or shall cause the Division Subsidiaries and the Applicable WCAS Sub Plan to, (i) credit each Continuing Division Employee’s service with the Division Subsidiaries, or any predecessor employers to the Division Subsidiaries, to the extent credited under the analogous WIN Plan as of the Closing Date, as service with such WCAS Sub for all purposes under such Applicable WCAS Sub Plan, provided, however, that in no event shall the Continuing Division Employees be entitled to such service credit to the extent that it would result in duplication of benefits with respect to the same period of service or benefit accruals under a defined benefit pension plan and except as otherwise provided in any employment agreement, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Applicable WCAS Sub Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous WIN Plan in which such Continuing Division Employee participated immediately prior to the Effective Time, to be waived in the plan year in which the Closing Date occurs with respect to such Continuing Division Employee and such individual’s spouse and eligible dependents who become participants in such Applicable WCAS Sub Plan and (iii) give credit for or otherwise take into account under such Applicable WCAS Sub Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Division Employee under the analogous WIN Plan for the plan year in which the Closing Date occurs.

(c) Benefit Plan Liabilities. All WIN Plan liabilities and obligations accrued by WIN with respect to Continuing Division Employees prior to the Closing shall be the liability of and paid by WIN, and WIN shall assume, retain and be solely responsible for all other obligations and liabilities relating to or at any time arising under or in connection with any WIN Plan or any other “employee benefit plan” (as defined in section 3(3) of ERISA) or other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by WIN, Holdings, the Division Subsidiaries, or any ERISA Affiliate, or with respect to which WIN, Holdings, any Division Subsidiary or any ERISA Affiliate has any current or potential liability or obligation.

(d) Vacation and Holiday Entitlements. The WCAS Subs shall (i) for the calendar year in which the Closing Date occurs, cause the Division Subsidiaries to continue to provide to the Continuing Division Employees the vacation and holiday entitlements set forth on Section 6.1(e) of the Disclosure Letter (“Vacation Entitlements”) that are substantially equivalent to the Vacation Entitlements of the Continuing Division Employees under the applicable Vacation Entitlement policy in effect immediately prior to the Closing Date and (ii) assume all obligations to Continuing Division Employees with respect to the accrued Vacation Entitlements, as and to the extent accrued through the Closing Date in accordance with WIN Plan documents and set forth in Actual Net Working Capital.

(e) WIN Retirement Plans. Following the Closing, those Continuing Division Employees who are, as of immediately prior to the Closing Date, participants in the Windstream Pension Plan, Windstream Profit Sharing Plan or Windstream 401(k) Plan, as amended from time to time (collectively, the “WIN Retirement Plans”), shall be given credit for vesting purposes only under the WIN Retirement Plans for their service with the WCAS Subs and their Affiliates (including without limitation Holdings and the Division Subsidiaries). The WCAS Subs and WIN agree to cooperate following the Closing for purposes of effectuating the covenant set forth in the immediately preceding sentence. As of the Closing Date, all Continuing Division Employees shall cease all active participation under any WIN Retirement Plan in accordance with the applicable WIN Retirement Plan documents; provided that WIN shall as of the Closing Date make pro-rated matching and profit sharing contributions to the Windstream 401(k) Plan and Windstream Profit Sharing Plan on behalf of all Continuing Division Employees for the plan year or portion thereof ending on the Closing Date, disregarding for such purpose any end-of-year or other service requirement to receive such contributions.

(f) Disability. Notwithstanding any other provision of this Agreement, immediately prior to the Closing WIN shall offer employment to each employee of Holdings or any Division Subsidiary who is on disability leave. Any such employee who is able to and does return to work within six (6) months of the Closing Date shall be offered employment by a Division Subsidiary. WIN hereby agrees that any employee of Holdings or any Division Subsidiary who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under WIN’s long-term disability plan unless and until such individual is no longer disabled.

(g) No Implication. Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement, (ii) shall alter or limit the ability of any WCAS Sub, Holdings, any Division Subsidiary or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable Law, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any other rights as a third-party beneficiary of this Section 6.1.

(h) Additional Information. Following the date of this Agreement, WIN shall provide Holdings and the WCAS Subs with such information and documentation as may be reasonably requested by Holdings or any WCAS Sub for purposes of effecting the provisions of this Section 6.1.

6.2 Certain Agreements. Prior to the Closing, the WCAS Subs and WIN shall cooperate and use their commercially reasonable efforts (but without any payment of money by WIN, its Subsidiaries or Affiliates) to negotiate with parties to the agreements listed, and in the manner set forth, in Section 6.2 of the Disclosure Letter to either (a) amend or otherwise modify such agreements in order to, at the Closing, include one or more of the Division Subsidiaries as a party to each such agreement and set forth the respective rights and obligations of each of WIN and all other parties thereto or (b) cause the parties to such agreement, other than WIN, its Subsidiaries and Affiliates, to execute a new agreement with one or more of the Division Subsidiaries on terms substantially similar (to the extent practicable) to those applicable to WIN, its Subsidiaries or Affiliates prior to the Closing. Except for those consents and approvals set forth in Section 7.1(d) of the Disclosure Letter or Section 7.1(d) of this Agreement, the failure to obtain any amendment, modification or new agreement pursuant to this Section 6.2 shall not result in a delay of the Closing or be deemed to be a failure to satisfy any of the conditions set forth in Section 7.1 of this Agreement.

6.3 Workers’ Compensation. Prior to Closing, the WCAS Subs shall use commercially reasonable efforts to fulfill the necessary requirements of each state in which the Division Subsidiaries operate with respect to workers’ compensation insurance, including posting surety bonds or purchasing insurance policies. Each WCAS Sub shall use its commercially reasonable efforts after the Closing to obtain a release of WIN from any and all obligations of the Company with respect to workers’ compensation insurance.

6.4 Use of WIN’s Name and Logo. It is expressly agreed that, except as provided in the Publishing Agreement or any of the other Ancillary Agreements, the WCAS Subs are not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the name “Windstream” or any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the word “Windstream” or any part or variation derivation of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service Mark (collectively, the “WIN Trademarks and Logos”). Notwithstanding the foregoing, the Parties agree that during the period from the Closing Date until 180 days after the Closing Date (the “Wind-down Period”), each WCAS Sub, Holdings and the Division Subsidiaries shall be entitled to continue to use, and WIN hereby grants each WCAS Sub, Holdings and the Division Subsidiaries a license to use, the WIN Trademarks and Logos to the extent that such WIN Trademarks and Logos exist or are contained as of the Closing Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other similar material used prior to the Closing Date in the operation of the Division. The nature and quality of all uses of the WIN Trademarks and Logos made by each WCAS Sub, Holdings and the Division Subsidiaries shall substantially conform to the quality standards employed by WIN as of the Closing Date set by WIN and communicated to each WCAS Sub, Holdings or the Division Subsidiaries either directly or indirectly. None of the WCAS Subs, Holdings and the Division Subsidiaries shall use the WIN Trademarks and Logos in any manner which might reasonably be expected to dilute, tarnish, disparage, or reflect adversely on WIN or the WIN Trademarks and Logos. Each WCAS Sub agrees that immediately upon termination of the Wind-down Period, except as provided in the Publishing Agreement or other Ancillary Agreements or otherwise agreed in writing by WIN, the WCAS Subs, Holdings and the Division Subsidiaries shall cease and desist from all further use of the WIN Trademarks and Logos and shall adopt new trade names, trademarks, Internet domain names, identifying logos and service marks related thereto Marks which are not confusingly similar to the WIN’s Trademarks and Logos. Further, it is expressly agreed that, the WCAS Subs are not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the name “Alltel” or any name confusingly similar thereto or related name any derivation thereof, or, except as provided in the Publishing Agreement or any of the other Ancillary Agreements, any name under which either of the Division Subsidiaries may have been operated prior to the consummation of the merger of Alltel Holding Corp. with and into Valor Communications Group, Inc., including any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the word “Alltel” or any such other name or any part or variation of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service mark. Notwithstanding anything in this Section 6.4 to the contrary, Buyer shall cause Holdings and each of the Division Subsidiaries to, promptly following the Closing Date, change its name to delete any reference to “Windstream”, “Alltel”, “Valor” or any other WIN Trademarks and Logos (and to file with the appropriate Governmental Entities any certificates or instruments required to effect such name change).

6.5 ALLTEL Non-Solicitation. From and after the Closing Date, the WCAS Subs shall, and shall cause their respective controlled Affiliates (including Holdings and the Division Subsidiaries) to honor the non-solicitation obligations with respect to employees of ALLTEL Corporation and certain related entities pursuant to Section 8.8(b) of that certain Distribution Agreement, dated as of December 8, 2005, between ALLTEL Corporation and WIN or its Affiliate for the period specified therein, as if the WCAS Subs, Holdings and the Division Subsidiaries were parties thereto.

6.6 Termination of WCAS Securityholders Agreement. From and after the date of the Initial Agreement, until the consummation of the transactions contemplated hereby or the earlier termination of this Agreement in accordance with its terms, each of the parties to this Agreement shall, and shall cause its respective Affiliates to, forebear from exercising any rights pursuant to the WCAS Securityholders Agreement, including any right to cause WIN to register the Exchanged WIN Shares or to take any action in connection therewith. Effective as of the Effective Time, each of the parties to this Agreement hereby waives the applicability of any provision of the WCAS Securityholders Agreement that may be triggered in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, under no circumstance shall any party to this Agreement have any rights under the WCAS Securityholders Agreement with respect to the transactions contemplated hereby after the Effective Time and each of the parties hereby agrees to forebear from exercising such rights during the term of this

Agreement. Each of the parties hereby covenants and agrees that, effective as of the Closing, the WCAS Securityholders Agreement shall terminate and be deemed cancelled in its entirety, and effective upon the termination and cancellation thereof, each of the parties unconditionally and forever releases and discharges each other party to the WCAS Securityholders Agreement from all obligations and liabilities arising thereunder. The foregoing termination of the WCAS Securityholders Agreement shall be of no force or effect unless and until the Closing shall have occurred and such WCAS Securityholders Agreement shall remain in full force and effect in accordance with its terms (subject to the forbearance referenced above) unless and until such time as the Closing has occurred.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Mutual Conditions. The respective obligations of WIN and each WCAS Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:

(a) No Injunction or Statute. No statute, rule, regulation, executive order, decree, injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be in effect on the Closing Date.

(b) No Proceeding. There shall not be pending by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the exchange of the Holdings Shares or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

(c) Expiration or Termination of HSR Periods. All waiting periods applicable to the transactions contemplated by this Agreement or the Ancillary Agreements under the HSR Act shall have expired or been terminated.

(d) Material Consents. The WCAS Subs and WIN shall have received the consents set forth on Section 7.1(d) of the Disclosure Letter.

(e) Ancillary Agreements. WIN (or one of its appropriately designated Subsidiaries or Affiliates), and the WCAS Subs shall have executed and delivered each of the Ancillary Agreements to which it is a party, substantially in the form of the agreements set forth on Exhibit A, Exhibit B, Exhibit C, Exhibits D1 and D2, and Exhibit E respectively, and, in each case, in form and substance reasonably satisfactory to WIN and the WCAS Subs.

(f) Related Transactions. The Restructuring Transactions and each of the Contribution and the Debt Exchange shall have been consummated, in each case, in accordance with the Private Letter Rulings and the WIN Tax Opinions; provided that this Section 7.1(f) shall not be a condition to the consummation of the transactions contemplated hereby by any party whose failure to comply with its obligations and/or covenants set forth in this Agreement gives rise to the failure of the Restructuring Transactions, the Contribution or the Debt Exchange to have been consummated.

(g) Tax-Free Split-Off Private Letter Ruling and Tax Opinion. WIN and the WCAS Subs shall have received the Tax-Free Split-Off Ruling, WIN shall have received the WIN Tax-Free Split-Off Opinion and the WCAS Subs shall have received the WCAS Sub Tax-Free Split-Off Opinion, each in form and substance reasonably satisfactory to WIN, Holdings and/or the WCAS Subs, as applicable, and such Tax-Free Split-Off Ruling shall continue to be valid and in full force and effect.

(h) Tax-Free Reorganization and Debt Exchange Private Letter Rulings and Tax Opinions. WIN shall have received Tax-Free Reorganization Ruling, the Tax-Free Debt Exchange Ruling, the Tax-Free Reorganization Opinion and the Tax-Free Debt Exchange Opinion, each in form and substance reasonably satisfactory to WIN, Holdings and the WCAS Subs, and such Tax-Free Reorganization Ruling and Tax-Free Debt Exchange Ruling shall continue to be valid and in full force and effect.

(i) Section 355(d) Private Letter Ruling. WIN and the WCAS Subs shall have received the Section 355(d) Ruling, in form and substance reasonably satisfactory to WIN, Holdings and the WCAS Subs.

(j) Solvency and Surplus Opinions. The Boards of Directors of WIN and Holdings shall have received customary “solvency” and “surplus” opinions (collectively, the “Solvency and Surplus Opinions”) of a nationally recognized investment banking or appraisal firm in form and substance reasonable satisfactory to such Boards of Directors (such opinions to be dated as of the date the Board of Directors of Holdings declares the Special Dividend and the distribution of the Holdings Exchange Debt to WIN for purposes of effecting the Debt Exchange, and the date on which each such dividend or distribution is paid, and the Closing Date).

7.2 Conditions to the Obligations of WIN. The obligations of WIN to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by WIN):

(a) Representations and Warranties. The representations and warranties of the WCAS Subs contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of the Initial Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of the WCAS Subs to consummate the transactions contemplated hereby.

(b) Performance. The WCAS Subs shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by the WCAS Subs at or prior to the Closing.

(c) Officer’s Certificate. The WCAS Subs shall have delivered to WIN a certificate, dated as of the Closing Date, executed by an officer of the WCAS Subs, certifying the fulfillment of the conditions specified in subsections 7.2(a) and 7.2(b) hereof.

(d) Closing Deliveries. WIN shall have received at the Closing the agreements, documents and instruments referred to in Section 1.5 to be delivered to WIN by the WCAS Subs at Closing.

7.3 Conditions to the Obligations of the WCAS Subs. The obligations of the WCAS Subs to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the WCAS Subs):

(a) Representations and Warranties. The representations and warranties of WIN contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of the Initial Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Performance. WIN shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by WIN at or prior to the Closing.

(c) Officer’s Certificate. WIN shall have delivered to the WCAS Subs a certificate, dated as of the Closing Date, executed by an officer of WIN, certifying the fulfillment of the conditions specified in subsections 7.3(a) and 7.3(b) hereof.

(d) Audited Financial Statements. The financial condition and results of operations of the Division Subsidiaries, as set forth in the Audited Financial Statements for the fiscal years ended December 31, 2004 and December 31, 2005, delivered to the WCAS Subs at or prior to the Closing pursuant to Section 1.4(f) hereof, shall not demonstrate a financial condition or results of operations of the Division Subsidiaries as of and for such fiscal years that differs in any material and adverse respect from the financial condition and results of operations of the Division Subsidiaries as reflected in the Annual Financial Statements for such periods referenced in Section 3.7(a) hereof; provided, however, that the WCAS Subs shall be required to notify WIN in writing within fifteen (15) Business Days following receipt by the WCAS Subs from WIN of the Audited Financial Statements for fiscal years 2004 and 2005 in the event that the WCAS Subs determine, based on their review of such Audited Financial Statements, that the condition set forth in this Section 7.3(d) is not satisfied and, if no such notice is given by the WCAS Subs within such fifteen (15) Business Day period, the condition set forth in this Section 7.3(d) shall be deemed satisfied for all purposes under this Agreement; provided, however, that the fifteen (15) Business Day period referenced above shall be tolled for so long as reasonably necessary for the WCAS Subs to review and evaluate any information reasonably requested by them in connection with their review of the Audited Financial Statements for fiscal years 2004 and 2005.

(e) Closing Deliveries. The WCAS Subs shall have received at the Closing the agreements, documents and instruments referred to in Section 1.4 to be delivered to the WCAS Subs by WIN at the Closing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements may be abandoned:

(a) at any time, by mutual written agreement of WIN and the WCAS Subs;

(b) at any time after the twelve-month anniversary of the date hereof (the “Termination Date”), by either WIN or the WCAS Subs upon five Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c) by WIN, if the WCAS Subs shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in subsections 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured (or is not cured) by the WCAS Subs within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by WIN;

(d) by the WCAS Subs if WIN shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in subsections 7.3(a) or 7.3(b) of this Agreement and (B) is incapable of being cured (or is not cured) by WIN within 30 calendar days following receipt of written notice of such breach or failure to perform by the WCAS Subs, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the WCAS Subs;

(e) by the WCAS Subs or WIN, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(f) by the WCAS Subs or WIN, if any condition set forth in Section 7.1(g), 7.1(h), 7.1(i), or 7.1(j) has not been, and is not reasonably capable of being, satisfied on or prior to the Termination Date.

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby and by the Ancillary Agreements pursuant to Section 8.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by WIN or the WCAS Subs. If this Agreement is terminated pursuant to Section 8.1 hereof:

(a) the WCAS Subs shall return all documents, work papers and other materials (and all copies thereof) obtained from WIN, Holdings or the Division Subsidiaries relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by the WCAS Subs with respect to the Division shall be treated in accordance with Section 5.2 hereof and the Confidentiality Agreement referred to in such Section;

(b) At the option of WIN or the WCAS Subs, all filings, applications and other submissions made pursuant to Sections 5.3, 5.4 and 5.5 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made;

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 8.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Sections 5.6, 8.2, and 10.1 through 10.11 hereof, the confidentiality provision contained in Section 5.2 hereof and the Confidentiality Agreement referred to in such Section, each of which shall survive any such termination of this Agreement without limitation; and

(d) Such termination shall not be deemed to release and shall not relieve any party hereto from any liability for any willful breach or violation by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, nor shall such termination impair the rights of any party to (i) compel specific performance by any the other party of its obligations under this Agreement or (ii) seek any other remedy under law or in equity.

8.3 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time but only by written agreement of the parties hereto.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1 Survival of Representations. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of this Article IX and shall terminate on the date that is twelve (12) months after the Closing Date but shall not survive any termination of this Agreement prior to Closing; provided, however, that (a) the representations and warranties in Sections 3.2 (Title to Holdings Shares), 3.4 (Capitalization of Holdings) and 3.23 (Brokers) hereof shall survive indefinitely and (b) the representations and warranties in Section 3.13 (Employee Benefit Plans) shall survive the Closing for a period of three (3) years (the representations and warranties set forth in clause (a) above, the “Fundamental Representations”). To the extent applicable, the parties intend to modify the statute of limitations and agree that no claims or causes of action may be brought against WIN or the WCAS Subs based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles III and IV after the applicable survival period or any termination of this Agreement; provided that if a claim is made prior to the expiration of the applicable survival period, then the claim shall survive until final resolution thereof. It is agreed that, in determining whether there has been a breach of any representation or warranty under this Agreement for purposes of this Article IX, the concepts of materiality, Company Material Adverse Effect, “in all material respects” and other similar qualifying language contained in the representations and warranties and certifications of or on behalf of the parties shall be given full effect; provided, however, that, in view of the limitation arising from the Basket, in the event that there has been a breach of any representation or warranty or certification by a party after giving effect to such qualifying language, then for purposes of determining whether the Basket has been exceeded with respect to such breach or breaches and the amount of any resulting Damages to be indemnified, the concept of materiality, Company Material Adverse Effect, “in all material respects” and other similar qualifying language contained in the representations and warranties and certifications of or on behalf of the applicable party shall be disregarded.

9.2 WIN’s Agreement to Indemnify. From and after Closing, upon the terms and subject to conditions of this Article IX, WIN shall indemnify, defend and hold harmless the Parents, the WCAS Subs, their respective Affiliates (including Holdings and the Division Subsidiaries) and their respective officers, directors, and employees (the “WCAS Sub Indemnified Parties”), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses and costs of investigation or settlement (collectively, “Damages”), asserted against, resulting to, imposed upon or suffered or incurred by WCAS Sub Indemnified Parties by reason of or arising from (a) a breach of any representation or warranty of WIN contained in this Agreement; (b) a breach of any of WIN’s covenants or agreements set forth in this Agreement; or (c) any liability or obligation at any time arising under or in connection with any WIN Plan; (d) any liability or obligation arising under or pursuant to section 412 of the Code or Title IV of ERISA for any time period prior to the Effective Time; (e) any liability or obligation of WIN or its Subsidiaries or Affiliates (other than Holdings and the Division Subsidiaries) unrelated to Holdings, the Division Subsidiaries or the Division; (f) any liability with respect to any Guaranties that are not released at Closing; or (g) any WIN Transaction Expenses to the extent such expenses are not actually reflected in the Net Working Capital adjustment in Section 1.6 (collectively, “WCAS Sub Claims”).

9.3 WIN’s Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, the liability of WIN to indemnify WCAS Sub Indemnified Parties pursuant to Section 9.2(a) hereof shall be limited to WCAS Sub Claims as to which a WCAS Sub Indemnified Party has given WIN written notice, setting forth therein in reasonable detail the basis for such WCAS Sub Claim, on or prior to the termination of such representation or warranty pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.2(a) (other than as a result of the breach of the Fundamental Representations) shall be effective only after the aggregate amount of all such WCAS Sub Claims for which WIN is liable under this Agreement exceed an amount equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the “Basket”), and only to the extent of such excess. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all WCAS Sub Claims for which WIN is liable pursuant to: (i) Section 9.2(a) (other than as a result of the breach of the Fundamental Representations), exceed an amount equal to Fifty Million Dollars ($50,000,000) and (ii) Section 9.2(b) or (c), exceed an amount equal to the Transaction Amount less any amounts paid pursuant to Section 9.2(a). Notwithstanding any other provision of this Agreement, WIN shall have no indemnification obligations under Section 9.2 for any WCAS Sub Claim or series of related WCAS Sub Claims as to which the aggregate Damages are less than or equal to $50,000 and, further, such WCAS Sub Claims shall be disregarded for purposes of calculating the amount by which the WCAS Sub Claims exceed the Basket.

9.4 WCAS Subs’ Agreement to Indemnify. From and after Closing, upon the terms and subject to the conditions of this Article IX, the WCAS Subs, jointly and severally, shall indemnify, defend and hold harmless WIN, its Affiliates and their respective officers, directors, and employees (the “WIN Indemnified Parties”), from and against all Damages asserted against, resulting to, imposed upon or incurred by WIN Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of any WCAS Sub contained in this Agreement; (b) a breach of any of the WCAS Subs’ covenants or agreements set forth in this Agreement; (c) any liability or obligation of the Division Subsidiaries or the Division, except for those matters which are subject of WIN’s indemnification of the WCAS Subs pursuant to the Tax Sharing Agreement or Section 9.2 hereof; or (d) any untrue statement or alleged untrue statement of a material fact contained in any offering memorandum, registration statement, prospectus or preliminary prospectus relating to the Holdings Financing, except to the extent that the same are based upon information furnished by WIN, Holdings or the Division Subsidiaries expressly for use therein; (collectively, “WIN Claims”).

9.5 WCAS Subs’ Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, the liability of the WCAS Subs to indemnify WIN Indemnified Parties pursuant to Section 9.4(a) hereof, against any Damages sustained by reason of any WIN Claim with respect to the breach of a representation or warranty (other than Sections 4.3, 4.5 and 4.8) shall be limited to WIN Claims as to which a WIN Indemnified Party has given the WCAS Subs written notice, setting forth therein in reasonable detail the basis for such WIN Claim, on or prior to the termination of such representation or warranty pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.4(a) shall be effective only after the aggregate amount of all such WIN Claims for which the WCAS Subs are liable under this Agreement exceed the Basket, and only to the extent of such excess. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all WIN Claims for which any WCAS Sub is liable pursuant to: (i) Section 9.4(a), exceed an amount equal to Fifty Million Dollars ($50,000,000) and (ii) Section 9.4(b), exceed an amount equal to the Transaction Amount less any amounts paid pursuant to Section 9.4(a). Notwithstanding any other provision of this Agreement, the WCAS Subs shall have no indemnification obligations under Section 9.4 for any WIN Claim or series of related WIN Claims as to which the aggregate Damages are less than or equal to $50,000 and, further, such WIN Claims shall be disregarded for purposes of calculating the amount by which the WIN Claims exceed the Basket.

9.6 Procedures for Indemnification With Respect to Third-Party Claims. Except as provided in the Tax Sharing Agreement, the obligations and liabilities of WIN and the WCAS Subs with respect to WCAS Sub Claims and WIN Claims, respectively, which arise or result from claims for Damages made by third parties (“Third-Party Claims”) shall be subject to the following terms and conditions:

(a) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (B) the indemnifying party shall have the right, after it acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party hereunder, to undertake the defense thereof by counsel chosen by it; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense;

(b) Until the indemnifying party acknowledges in writing its obligation hereunder with respect to, and assumes the defense of, a Third-Party Claim, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to subclause (B) of clause (i) above); and

(c) Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably conditioned, withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim or (B) provides solely for monetary relief and does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably conditioned, withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

9.7 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.2 or 9.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.2 or 9.4 hereof, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.2 or 9.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.2 or 9.4 hereof and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 10.10 hereof.

9.8 Sole Remedy.

(a) The WCAS Subs and WIN acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy (other than for fraud or intentional misrepresentation) following the Closing with respect to any and all claims, including WCAS Sub Claims and WIN Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in the Tax Sharing Agreement and this Article IX; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party’s failure to comply with its indemnification obligations hereunder.

(b) The indemnifying party shall be subrogated to the rights of the indemnified party (to the extent permitted by the terms of such insurance agreements) in respect of any insurance relating to the Damages to the extent of any indemnification payments made hereunder. The WCAS Subs and WIN shall be obligated to use commercially reasonable efforts to mitigate the amount of any Damages for which such party is entitled to seek indemnification hereunder. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each WCAS Sub and WIN agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the consideration to be transferred between WIN and Holdings in connection with the Contribution. Any indemnification obligation under this Agreement shall be net of (i) any Tax Benefit actually realized by the indemnified party or its Affiliates, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such proceeds and the cost of any insurance premiums. The indemnified party shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any indemnification obligation to the same extent as they would if such indemnification obligation were not subject to indemnification under this Agreement. In the event that an insurance or other recovery is received by any indemnified party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party.

(d) Notwithstanding anything in Section 9.2 to the contrary, for purposes of this Agreement, “Damages” shall not include damages incurred directly or indirectly as a result of lost profits or any damages that are special, consequential or punitive in nature, regardless of whether such damages are permissible by applicable Law.

9.9 Exclusivity of Tax Sharing Agreement. Notwithstanding anything herein to the contrary, the Tax Sharing Agreement constitutes the complete and exclusive agreement of the parties with respect to indemnification for Tax matters covered therein. Any conflict between the terms of the Tax Sharing Agreement and any provision of this Agreement, or any provision of any other agreement, shall be resolved in favor of the Tax Sharing Agreement, unless such other provision expressly provides that it shall be given priority over the Tax Sharing Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. Except as otherwise set forth below, whether or not the transactions contemplated hereby and by the Ancillary Agreements are consummated pursuant hereto and thereto, each of WIN and the WCAS Subs shall pay all fees and expenses incurred by it or on its behalf and WIN shall pay all fees and expenses incurred by or on behalf of WIN or the Division Subsidiaries in connection with or in anticipation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, all Holdings Financing Expenses shall be deemed to be expenses of the WCAS Subs, irrespective of the party incurring such expenses and irrespective of whether or not the Closing occurs. In the event that the transactions contemplated hereby are consummated, Holdings shall bear all Holdings Financing Expenses. The parties acknowledge and agree that all Holdings Financing Expenses to be borne by Holdings pursuant to the immediately preceding sentence shall either remain as liabilities or obligations of Holdings and/or the Division Subsidiaries after the Effective Time, to be paid or otherwise discharged by Holdings and/or the Division Subsidiaries in accordance with their terms, or if paid or incurred by WIN or its Affiliates and such Holdings Financing Expenses do not remain as liabilities of Holdings or the Division Subsidiaries at the Effective Time, such Holdings Financing Expenses shall be included as a current asset in the calculation of Net Working Capital pursuant to Section 1.6 hereof.

10.2 Further Assurances. From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, WIN and the WCAS Subs shall execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby and by the Ancillary Agreements.

10.3 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):

If to any WCAS Sub or any Parent, to:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Telecopy: (212) 893-9575

Attention: John Almeida

with a copy, which shall not constitute notice to a WCAS Sub or a Parent, to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022-4611

Telecopy: (212) 446-4900

Attention: Michael Movsovich, Esq.

If to WIN, to:

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Telecopy: (501) 748-7400

Attention: John P. Fletcher, Esq.

prior to Closing, with a copy, which shall not constitute notice to WIN, to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, DE 19801

Telecopy: (302) 651-3001

Attention: Robert B. Pincus, Esq.

10.4 Entire Agreement. This Agreement, the Initial Agreement, the Ancillary Agreements, the Disclosure Letter and the exhibits, schedules and other documents referred to herein which form a part hereof (including, the Confidentiality Agreement referred to in Section 5.2 hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings, statements or proposals; provided, however, that if there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

10.5 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

10.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, except that (a) other than as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by WIN or the WCAS Subs without the prior written consent of the other party hereto; and (b) that the rights and obligations of WIN may be assigned to any of its wholly-owned subsidiaries, which at the time of such assignment owns the Holdings Shares; provided that no such assignment shall limit or affect WIN’s obligations hereunder.

10.7 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement (except as set forth in the Tax Sharing Agreement and in Article IX with respect to WCAS Sub Indemnified Parties and WIN Indemnified Parties).

10.8 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “including” shall mean including without limitation, the “Knowledge” of WIN shall be deemed to be limited to the actual knowledge, subject to a duty of due inquiry, of those Persons set forth on Section 10.9 of the Disclosure Letter; and, unless the context otherwise requires, the word “or” is not exclusive. As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. All references in this Agreement to “dollars” or “$” shall mean United States dollars.

10.10 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in the New Castle County, Delaware, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.3 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in the New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the Laws of another jurisdiction would be required thereby).

10.12 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

10.13 Waivers. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Agreements. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.14 The Parents’ Guaranty. Subject to the proviso, the Parents, as primary obligors and not merely as sureties, hereby absolutely, irrevocably and unconditionally guarantee the full and prompt payment, performance or discharge when due of all obligations and liabilities (including, without limitation, indemnities and fees) of the WCAS Subs now existing or hereafter incurred under, arising out of or in connection with this Agreement (collectively, the “Guaranteed Obligations”); provided that: (i) the Guaranteed Obligations of the Parents shall terminate upon Closing and (ii) payments, performance and discharge of the Guaranteed Obligations by the Parents shall be limited to and satisfied solely by the transfer of shares of WIN Common Stock having an aggregate Fair Market Value equal to Seventy-Five Million Dollars ($75,000,000) to the WCAS Subs in order to fund any Guaranteed Obligations. The Parents hereby waive notice of any obligation or liability to which this guaranty may apply, and waive presentment, demand of payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or taking of other action by WIN against, and any other notice to any party liable thereon (other than the Parents). Except as limited in this Section 10.14, the obligations of the Parents under this Section 10.14 are absolute and unconditional in respect of satisfying the Guaranteed Obligations and shall be enforceable against the Parents to the extent enforceable against any WCAS Sub under this Agreement. The provisions of this Section 10.14 shall not be affected or impaired by any of the following: (X) the occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to any WCAS Sub, or the dissolution, liquidation or winding up of any Parent or any WCAS Sub; (Y) the exercise, non-exercise or delay in exercising, by WIN of any of its rights and remedies under this Section 10.14 or this Agreement generally; (Z) any assignment by WIN or any WCAS Subs of their respective rights, interests or obligations under this Agreement in accordance with the terms hereof; or (iv) any sale, transfer or other disposition by the Parents of any direct or indirect interest they may have in the WCAS Subs.

10.15 Defined Terms.

“Accounting Firm” shall have the meaning ascribed to such term in Section 1.6(c) hereof.

“Actual Division Indebtedness” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Actual Net Working Capital” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

“Affiliated Group” shall have the meaning ascribed to such term in Section 3.14(a) hereof.

“Agreement” shall have the meaning ascribed to such term in the Preamble hereto.

“Ancillary Agreements” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Annual Financial Statements” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Applicable WCAS Sub Plan” shall have the meaning ascribed to such term in Section 6.1(b) hereof.

“Audited Financial Statements” shall have the meaning ascribed to such term in Section 1.4(f) hereof.

“Balance Sheets” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Basket” shall have the meaning ascribed to such term in Section 9.3 hereof.

“Billing Agreement” shall have the meaning ascribed to such term in Section 2.1(c) hereof.

“Business Day” shall mean any day on which banks located in the State of New York are not required or authorized by law to remain closed.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

“Closing” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 1.3 hereof.

“COBRA” means section 4980B of the Code and regulations promulgated thereunder, or any similar state statute or regulation.

“Code” shall have the meaning ascribed to such term in the Recitals hereof.

“Commitment Letter” shall mean the Commitment Letter to be entered into by and among Wachovia Securities, LLC and the WCAS Subs, as referenced in Exhibit F attached hereto.

“Company” shall have the meaning ascribed to such term in the Recitals hereof.

“Company Material Adverse Effect” means any material adverse change, effect, event, occurrence, state of facts or development relating to the business, assets, liabilities, results of operations or financial condition of the Division Subsidiaries, taken as a whole; except any such material adverse change, effect, event, occurrence, state of facts or development to the extent attributable to (a) the pendency of the transactions contemplated by this Agreement or the announcement thereof (including any reduction in revenues, any disruption in supplier, distributor, partner, customer or similar relationships or any loss of employees); (b) WCAS Sub’s announcement or other disclosure of its plans or intentions with respect to the operation of the business of the Division (or any portion thereof); (c) changes or conditions, including changes in the economy, financial markets, or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy or the industry in which the Division operates generally to the extent they do not disproportionately affect the Division, taken as a whole; (d) regulatory conditions or changes in Laws affecting the industry in which the Division operates to the extent they do not disproportionately affect the Division, taken as a whole; (e) any failure, in and of itself, by the Division or the Division Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (f) the taking of any action required by, or the failure to take any action prohibited by, this Agreement or any of the Ancillary Agreements; (g) any change in accounting requirements or principles required by GAAP or required by any change in applicable Laws and any restatement of the Division’s financial statements as a result thereof or public announcement related thereto; or (h) expenses incurred in connection with the transactions contemplated by this Agreement.

“Company Shares” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Conclusive Statement” shall have the meaning ascribed to such term in Section 1.6(e) hereof.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.2(b) hereof.

“Continuing Division Employees” means those Persons who are employed as officers or employees of any Division Subsidiary immediately prior to or effective as of the Closing, excluding those officers listed in Section 10.15 of the Disclosure Letter, which listed officers have been appointed by designation of the WIN Board of Directors and shall remain employees of WIN after the Effective Time.

“Contribution” shall have the meaning ascribed to such term in the Recitals hereof.

“Damages” shall have the meaning ascribed to such term in Sections 9.2 and 9.8(d) hereof.

“Debt Exchange” shall have the meaning ascribed to such term in Section 2.5(b) hereof.

“Deficiency Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Disclosure Letter” shall have the meaning ascribed to such term in Section 2.2(a) hereof.

“Division” shall have the meaning ascribed to such term in the Recitals hereof.

“Division Indebtedness” shall mean the Indebtedness of the Division other than the Holdings Exchange Debt and any debt incurred to pay the Special Dividend.

“Division Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.11(a) hereof.

“Division Subsidiaries” shall have the meaning ascribed to such term in the Recitals hereof.

“DOJ” shall have the meaning ascribed to such term in Section 5.5 hereof.

“Effective Time” shall have the meaning ascribed to such term in Section 1.3 hereof.

“Environmental Laws” shall mean all Laws, together with all common law, relating to pollution or protection of the environment, including, without limitation, Laws or common law relating to Releases or threatened Releases of hazardous, materials, substances or wastes, the protection of human health as a result of exposure to hazardous materials, substances or wastes, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials, substances or wastes, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources

“ERISA” shall have the meaning ascribed to such term in Section 3.13(a) hereof.

“ERISA Affiliate” shall have the meaning ascribed to such term in Section 3.13(a) hereof.

“Estimated Division Indebtedness” shall have the meaning ascribed to such term in Section 1.6(a) hereof.

“Estimated Net Working Capital” shall have the meaning ascribed to such term in Section 1.6(a) hereof.

“Excess Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Exchange Act” shall have the meaning ascribed to such term in Section 3.6(b) hereof.

“Exchanged WIN Shares” shall have the meaning ascribed to such term in Section 1.2 hereof.

“Fair Market Value” shall mean, as of any date of determination, (i) the average of the closing sales price of the securities being valued on the national securities exchange on which they are principally traded, for the immediately preceding thirty (30) day period, or (ii) if the securities being valued are then traded in an over-the-counter market, the average of the closing bid and asked prices for such securities in such over-the-counter market for the immediately preceding thirty (30) day period, or (iii) if such securities are not then listed on a national securities exchange or traded in an over-the-counter market, or if the asset to be valued is not securities, such value as the Board of Directors of WIN, in its reasonable discretion, shall determine.

“Financial Statements” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Forward Underwriting Commitment” means the commitment of Wachovia Securities, LLC, as set forth in the Commitment Letter, to purchase for the Holdings Exchange Debt for its own account, upon the terms and subject to the conditions set forth in the Commitment Letter.

“FTC” shall have the meaning ascribed to such term in Section 5.5 hereof.

“Fundamental Representations” shall have the meaning ascribed to such term in Section 9.1 hereof.

“GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the periods presented in accordance with WIN’s historical accounting policies and practices, including those set forth in Section 3.7 of the Disclosure Letter.

“Governmental Entity” means any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 10.14 hereof.

“Guaranties” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Hazardous Substance” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

“Holdings” shall have the meaning ascribed to such term in the Recitals hereof.

“Holdings Credit Agreement” shall have the meaning ascribed thereto in Section 2.6(a) hereof.

“Holdings Debt Offering” shall have the meaning ascribed thereto in Section 2.6(b) hereof.

“Holdings Exchange Debt” shall have the meaning ascribed to such term in Section 2.5(a)(ii) hereof.

“Holdings Financing” shall have the meaning ascribed to such term in Section 2.6(a) hereof.

“Holdings Financing Expenses” shall mean the following costs and expenses incurred by, or on behalf of, WIN or its Subsidiaries (including the Division Subsidiaries): all underwriters’ discounts, fees and expenses associated with the Holdings Financing and the Debt Exchange; and all legal, accounting, financial advisor and other advisory fees and expenses associated with the Holdings Financing and the Debt Exchange.

“Holdings Shares” shall have the meaning ascribed to such term in the Recitals hereof.

“HSR Act” shall have the meaning ascribed to such term in Section 3.6(b) hereof.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee to a creditor of another Person, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any obligation outstanding as of the Closing Date for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (v) above and (viii) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business) including capitalized leases.

“Initial Agreement” shall have the meaning ascribed to such term in the Preamble hereto.

“Intellectual Property Rights” means all (i) copyrights, works of authorship, moral rights, and all registrations, applications and renewals thereof, (ii) trade names, trademarks, service marks, service names, trade dress, logos, slogans, and Internet domain names, together with all registrations, applications and renewals thereof, and all goodwill associated with the foregoing (collectively, “Marks”), (iii) inventions, patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof, (iv) trade secrets, know-how, designs, processes, techniques, methods, software, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (v) rights of privacy and publicity.

“Intercompany Agreements” shall have the meaning ascribed to such term in Section 3.19 hereof.

“Intercompany Indebtedness” shall have the meaning ascribed to such term in Section 2.2(b) hereof.

“Interest Rate” shall mean the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

“Interim Balance Sheet” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Interim Financial Statements” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“IRS” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Knowledge” shall have the meaning ascribed to such term in Section 10.9 hereof.

“Laws” shall have the meaning ascribed to such term in Section 3.16 hereof.

“Lease Agreement” shall have the meaning ascribed to such term in Section 2.1(d) hereof.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Division Subsidiaries.

“Liens” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Litigation” shall have the meaning ascribed to such term in Section 3.12 hereof.

“Marks” shall have the meaning ascribed to such term within the definition of “Intellectual Property Rights” in this Section 10.15.

“Material Contracts” shall have the meaning ascribed to such term in Section 3.15(a) hereof.

“Material IP Agreements” shall have the meaning ascribed to such term in Section 3.11(c) hereof.

“Net Working Capital” shall have the meaning ascribed to such term in Section 1.6(a) hereof.

“Notice of Disagreement” shall have the meaning ascribed to such term in Section 1.6(c) hereof.

“Owned Real Property” shall mean, with respect to the Division, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by the Division Subsidiaries.

“Parents” shall have the meaning ascribed to such term in the Preamble hereof.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due; (b) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty and for which adequate reserves have been made in the Financial Statements in accordance with GAAP, consistently applied; (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances would not, individually or in the aggregate, reasonably be expected to materially impair the use or ownership of the property to which they relate in the operation of the Division as operated on the date hereof or detract materially from the value of such assets; (d) zoning, building and other similar restrictions regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated in any material respect by the current use or occupancy of such Real Property or the operation of the business of the Division thereon; and (e) easements, covenants, rights of way or other restrictions, none of which materially impair the use of the property to which they relate or the operation of the business of the Division as operated on the date hereof.

“Person” shall have the meaning ascribed to such term in Section 10.9 hereof.

“Personal Property” shall have the meaning ascribed to such term in Section 3.9 hereof.

“Pre-Closing Transactions” shall have the meaning ascribed to such term in Section 5.8(b) hereof.

“Present Fair Saleable Value” shall have the meaning ascribed to such term in Section 4.5 hereof.

“Private Letter Rulings” shall mean, collectively, the Tax-Free Split-Off Ruling, the Tax-Free Reorganization Ruling, the Tax-Free Debt Exchange Ruling and the Section 355(d) Ruling.

“Publishing Agreement” shall have the meaning ascribed to such term in Section 2.1(a) hereof.

“Real Property” shall mean all Leased Real Property and Owned Real Property.

“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Division or the Division Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Division or the Division Subsidiaries thereunder.

“Records” shall have the meaning ascribed to such term in Section 5.8(a) hereof.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Restructuring Transactions” shall have the meaning ascribed to such term in the Recitals hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 355(d) Ruling” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Solvent” shall have the meaning ascribed to such term in Section 4.5 hereof.

“Special Dividend” shall have the meaning ascribed to such term in Section 2.5(a)(iii) hereof.

“Statement” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Subsidiary” means with respect to a specified Person, any other Person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Subsidiary Shares” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Target Net Working Capital” means One Million Eight Hundred Thousand Dollars ($1,800,000).

“Tax” or “Taxes” shall have the meaning ascribed to such term in Section 3.14(k) hereof.

“Tax Benefit” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Opinion” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Return” shall have the meaning ascribed to such term in Section 3.14(k) hereof.

“Tax-Free Debt Exchange Opinion” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax-Free Debt Exchange Ruling” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax-Free Reorganization Opinion” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax-Free Reorganization Ruling” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax-Free Split-Off Ruling” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall have the meaning ascribed to such term in Section 2.1(e) hereof.

“Taxing Authority” shall mean any Governmental Entity exercising any authority to impose Taxes, or to regulate or administer the imposition or collection of Taxes.

“Termination Date” shall have the meaning ascribed to such term in Section 8.1(b) hereof.

“Third-Party Claims” shall have the meaning ascribed to such term in Section 9.6 hereof.

“Transaction Amount” means Five Hundred Twenty Five Million Dollars ($525,000,000).

“Vacation Entitlements” shall have the meaning ascribed to such term in Section 6.1(d) hereof.

“WCAS Securityholders Agreement” means that certain Securityholders Agreement, dated as of February 14, 2005, by and among WIN and the investors signatory thereto, as amended by that certain First Amendment, dated July 17, 2006, by and among WIN, Welsh, Carson, Anderson & Stowe and certain other signatories thereto.

“WCAS Sub Claims” shall have the meaning ascribed to such term in Section 9.2 hereof.

“WCAS Sub Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2 hereof.

“WCAS Sub Representatives” shall have the meaning ascribed to such term in Section 5.2(a) hereof.

“WCAS Sub Tax-Free Split-Off Opinion” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“WCAS Subs” shall have the meaning ascribed to such term in the Preamble hereto.

“WIN” shall have the meaning ascribed to such term in the Preamble hereto.

“WIN Claims” shall have the meaning ascribed to such term in Section 9.4 hereof.

“WIN Common Stock” shall have the meaning ascribed to such term in the Recitals hereof.

“WIN Debt” shall have the meaning ascribed to such term in Section 2.5(b) hereof.

“WIN Division Indebtedness Deficiency Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“WIN Division Indebtedness Excess Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“WIN Indemnified Parties” shall have the meaning ascribed to such term in Section 9.4 hereof.

“WIN Indenture” means that certain Indenture for the Issuance of 8 1/8% Senior Notes due 2013 and 8 5/8% Senior Notes due 2016, dated as of July 17, 2006, by and between WIN, the guarantors named therein and SunTrust Bank, as supplemented and amended from time to time.

“WIN Plans” shall have the meaning ascribed to such term in Section 3.13(a) hereof.

“WIN Retirement Plans” shall have the meaning ascribed to such term in Section 6.1(e) hereof.

“WIN Tax Opinions” shall mean the WIN Tax-Free Split-Off Opinion, the Tax-Free Reorganization Opinion and the Tax-Free Debt Exchange Opinion.

“WIN Tax-Free Split-Off Opinion” shall have the meaning ascribed to such term in the Tax Sharing Agreement.

“WIN’s Trademarks and Logos” shall have the meaning ascribed to such term in Section 6.4 hereof.

“WIN Transaction Expenses” means all costs and expenses incurred by, or on behalf of, WIN or its Subsidiaries (including the Division Subsidiaries) in connection with the transactions contemplated hereby, other than the Holdings Financing Expenses, including: all legal, accounting, financial advisor and other advisory fees and expenses associated with the Restructuring Transactions and the Contribution; all legal, accounting, financial advisor and other advisory fees and expenses associated with the Private Letter Rulings, the WIN Tax Opinions; all amendment, waiver and consent fees incurred or payable under WIN’s senior credit agreement or outstanding note indentures, as applicable, in connection with the Restructuring Transactions, the Contribution, the Holdings Financing and the Debt Exchange; and all fees and expenses owed to Goldman, Sachs & Co. and Stephens Inc. and any other broker engaged by WIN or its Affiliates.

“WIN Transition Services Agreement” shall have the meaning ascribed to such term in Section 2.1(b) hereof.

“Wind-down Period” shall have the meaning ascribed to such term in Section 6.4 hereof.

“WLM” shall have the meaning ascribed to such term in the Recitals hereof.

“WLM Shares” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Working Capital Deficiency Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

“Working Capital Excess Amount” shall have the meaning ascribed to such term in Section 1.6(b) hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the day and year first above written.

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Name: Jeffery R. Gardner
Title: Chief Executive Officer and President

Signature Page to

Share Exchange Agreement

WCAS SUBS

REGATTA HOLDING I, L.P.

By:	Regatta Split-off I LLC
Its:	General Partner

By:	/s/ John Almeida Jr.
Name: John Almeida, Jr.
Title: President

REGATTA HOLDING II, L.P.

By:	Regatta Split-off II LLC
Its:	General Partner

By:	/s/ John Almeida Jr.
Name: John Almeida, Jr.
Title: President

REGATTA HOLDING III, L.P.

By:	Regatta Split-off III LLC
Its:	General Partner

By:	/s/ John Almeida Jr.
Name: John Almeida, Jr.
Title: President

Signature Page to

Share Exchange Agreement

PARENTS

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By:	WCAS VIII Associates LLC
Its:	General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title:

Signature Page to

Share Exchange Agreement

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC
Its:	General Partner

By:	/s/ John Almeida Jr.
Name: John Almeida, Jr.
Title: Managing Member

Signature Page to

Share Exchange Agreement

WCAS CAPITAL PARTNERS III, L.P.

By:	WCAS CP III, LLC
Its:	General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title:

Signature Page to

Share Exchange Agreement

SCHEDULE I

RESTRUCTURING TRANSACTIONS

1.	Windstream Nebraska, Inc. will distribute all of the stock of the Company to Windstream Holding of the Midwest, Inc. (“WHM”).

2.	WHM will distribute all of the stock of the Company to WIN.

3.	Certain contracts will be assigned by WIN to the Company.

Capitalized terms used and not otherwise defined above have the meaning ascribed thereto in the Share Exchange Agreement to which this Schedule is attached.

I-1

SCHEDULE II

EXCHANGED WIN SHARES*

	Regatta Holdings I, L.P.	Regatta Holdings II, L.P.	Regatta Holdings III, L.P.
Total shares of WIN Common Stock to be Exchanged**	9,153,797	9,201,511	1,219,114

*	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Share Exchange Agreement to which this Schedule II is attached. The shares of WIN Common Stock reflected in this Schedule II are held by investment funds affiliated with Welsh, Carson, Anderson & Stowe. Several persons who are currently or who were formerly affiliated with Welsh, Carson, Anderson & Stowe hold in the aggregate 642,284 other shares of WIN Common Stock (the “Substitute Shares”). The WCAS Subs reserve the right to substitute all or a portion of the Substitute Shares for an equal number of the shares of WIN Common Stock that are contemplated by the Share Exchange Agreement to be exchanged by the WCAS Subs for Holdings Shares at the Closing, subject to and conditioned on (i) the holders of any such shares that are included (either directly or through their Power of Attorney) becoming party to the Share Exchange Agreement to which this Schedule II is attached and making for the benefit of WIN customary representations and warranties with respect to ownership, authority to transfer and lack of liens on such shares, (ii) the parties mutually and reasonably agreeing to such other modifications to the Share Exchange Agreement that any such party reasonably determines to be necessary in good faith in order to effectuate the inclusion of such shares and such parties in the transactions and arrangements contemplated by the Share Exchange Agreement (the parties hereby agreeing to work in good faith together to implement such changes), and (iii) such inclusion not having an adverse effect on the Tax-Free Status of the Transactions (as defined in the Tax Sharing Agreement) or the ability of the parties to obtain the Section 355(d) Ruling.

**	Upon the terms and subject ton the conditions set forth in the Share Exchange Agreement, the Exchanged WIN Shares set forth in this Schedule II (and any Substitute Shares substituted therefor) will be exchanged for an equal number of Holdings Shares at the Closing.

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